UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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SCHERING-PLOUGH CORPORATION

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A Message from the CEO

Dear Fellow Shareholders,

The transformational journey of our company since we began our Action Agenda six years ago has been a remarkable one. We have overcome great challenges to build a company that today has strength and diversity on many fronts.

Of all the many accomplishments by our people, I would like to highlight the strong R&D engine that we have built, and our rich late stage pipeline. In 2003 we had five late-stage entities. At the end of 2008, we had eight new entities in Phase III, with four more in pre-registration, for a total of 12 in late-stage development.

This impressive achievement, and all the other strengths that we have built, resulted from the talent and commitment of our people. Through their winning spirit, we have created our successes, and powered through many challenges.

On March 9, 2009, we announced our planned merger with Merck & Co., Inc. We look forward to a combined future in a science-centered company that will have great opportunities to do good things for health and wellness.

Meantime, our focus at Schering-Plough will be to keep executing against our goals until the merger closes.

We thank our people for their dedication.

We are grateful to our Board for their strong and independent oversight.

And we are grateful to you, our shareholders. We have learned much from our on-going, active engagement with shareholders as we worked to transform Schering-Plough. We thank our shareholders for your continuing trust.

Sincerely,

Kenilworth, New Jersey
April 24, 2009

Notice of Annual Meeting of Shareholders
May 18, 2009

The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at the Field Museum, 1400 S. Lake Shore Drive, Chicago, Illinois 60605, on Monday, May 18, 2009, at 7:30 a.m. local time. Directions to the Field Museum are available at www.fieldmuseum.org/plan_visit/get_here.htm. The purposes of the meeting are to vote on the following matters and to transact such other business that may properly come before the meeting:

•	Elect eleven Directors for a one-year term. The Board recommends a vote FOR each of the Director nominees.

•	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2009. The Board recommends a vote FOR this proposal.

•	Consider two shareholder proposals if properly brought before the meeting. The Board recommends a vote AGAINST each of these proposals.

Only holders of record of common shares at the close of business on April 6, 2009 will be entitled to vote at the meeting or any adjournments or postponements thereof.

For the security of everyone attending the meeting, a shareholder must present both an admission ticket and photo identification to be admitted to the Annual Meeting of Shareholders. The process for shareholders to obtain an admission ticket from Schering-Plough’s transfer agent, BNY Mellon, is described in the proxy statement on page 61.

Your vote is important. Whether or not you plan to attend the meeting, please vote in advance by proxy in whichever way is most convenient — in writing, by telephone or by the Internet.

We appreciate your investment in Schering-Plough. We encourage you to participate in Schering-Plough’s governance by voting.

Susan Ellen Wolf
Corporate Secretary and
Vice President – Governance

Kenilworth, New Jersey
April 24, 2009

Proxy Statement

2009 Annual Meeting of Shareholders

The Field Museum
1400 S. Lake Shore Drive
Chicago, IL 60605

Monday, May 18, 2009
7:30 a.m.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schering-Plough Corporation to be voted at its Annual Meeting of Shareholders on May 18, 2009, and any adjournments or postponements of the Annual Meeting of Shareholders. At the 2009 Annual Meeting of Shareholders, holders of common shares will vote on the following matters:

•	Elect eleven Directors for a one-year term. The Board recommends a vote FOR each of the Director nominees.

•	Ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2009. The Board recommends a vote FOR this proposal.

•	Consider two shareholder proposals if properly brought before the meeting. The Board recommends a vote AGAINST each of these proposals.

The Board of Directors has designated Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf as proxies in connection with the 2009 Annual Meeting of Shareholders. With respect to any other matter that properly comes before the Annual Meeting of Shareholders, these proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

This proxy statement and the accompanying proxy and voting instruction card, together with the 2008 financial report to shareholders and company overview are being mailed beginning on or about April 24, 2009, to all holders of record of common shares as of the close of business on April 6, 2009. There were 1,632,070,533 common shares outstanding on April 6, 2009.

The address of Schering-Plough’s principal executive offices is 2000 Galloping Hill Road, Kenilworth, New Jersey 07033, and its Web site is www.schering-plough.com.

PROPOSAL ONE: ELECT ELEVEN DIRECTORS FOR A ONE-YEAR TERM

The Board has nominated eleven nominees for election as Directors for a one-year term expiring at the 2010 Annual Meeting of Shareholders. Directors are elected to serve for a one-year term and until their successors have been elected and qualified.(1)

In the event one or more of the named nominees is unable or unwilling to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board of Directors has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Biographical information is given below for each nominee for Director. All nominees are presently serving as Directors.

Hans W. Becherer and Carl E. Mundy Jr. will each retire as a Director at the 2009 Annual Meeting of Shareholders. Schering-Plough appreciates Mr. Becherer’s twenty years of service as a Director and his significant contributions as the Chair of the Compensation Committee and his membership on the Audit and Nominating and Corporate Governance Committees. Schering-Plough appreciates General Mundy’s fourteen years of service as a Director and his significant contributions as a member on the Business Practices Oversight, Finance and Nominating and Corporate Governance Committees.

Vote required. A plurality of the votes cast is required for the election of Directors. The Board has adopted a majority vote resignation By-Law. Under that By-Law, should a Director receive withhold votes from a majority of the votes cast for the election of Directors, he or she would promptly offer to resign from the Board; the Board’s Nominating and Corporate Governance Committee (excluding the nominee in question) would recommend that the Board accept the resignation absent a compelling reason otherwise; the Board (excluding the nominee in question) would act on the Nominating and Corporate Governance Committee’s recommendation within 30 days or at its next regularly scheduled meeting, whichever is earlier; and the Board’s decision would be disclosed in a Form 8-K filed with the Securities and Exchange Commission. The majority vote resignation By-Law applies to the election of Directors at the 2009 Annual Meeting of Shareholders and all uncontested elections (where the number of nominees equals the number of Directors to be elected). This By-Law would not apply in a contested election (where the number of nominees exceeds the number of vacancies).

The Board recommends a vote FOR each of the nominees in proposal one.

All nominees are currently serving as Directors

THOMAS J. COLLIGAN, Age 64, Vice Dean of Executive Education, The Wharton School of the University of Pennsylvania since August 2007.
Prior History: Mr. Colligan is the Retired Vice Chairman of PricewaterhouseCoopers, LLP (accounting firm). He was associated with PricewaterhouseCoopers from 1969 until his retirement in 2004.
Other: Board of Advisors of the Silberman College of Business at Fairleigh Dickinson University
Director since: 2005

FRED HASSAN, Age 63, Chairman of the Board and Chief Executive Officer since April 2003.
Prior History: Mr. Hassan was Chairman of the Board and Chief Executive Officer of Pharmacia Corporation from February 2001 until April 2003, President and Chief Executive Officer of Pharmacia from March 2000 to February 2001, and President and Chief Executive Officer of Pharmacia & Upjohn, Inc. from May 1997 until March 2000. Mr. Hassan was Executive Vice President and a member of the Board of Directors of Wyeth, Inc. (formerly American Home Products Corporation) from 1995 to 1997.
Other Directorships: Avon Products, Inc.
Other: President of International Federation of Pharmaceutical Manufacturers & Associations (IFPMA)
Director since: 2003

 (1) The proposed combination of Schering-Plough with Merck & Co., Inc. pursuant to the Agreement and Plan of Merger dated March 8, 2009, will be submitted to shareholders for approval at a special meeting expected to be scheduled later in 2009. Section 1.4 of that Agreement provides that at closing of the merger, all but three of the Schering-Plough Directors will resign and the Merck Directors will be elected to the Schering-Plough Board. The timing of the merger is dependent on the receipt of antitrust approvals and the satisfaction of other contingencies.

C. ROBERT KIDDER, Age 64, Chairman and Chief Executive Officer of 3Stone Advisors LLC (private investment firm) since August 2006.
Prior History: Mr. Kidder was a Principal of Stonehenge Partners, Inc. (private investment firm) from April 2004 to July 2006. He was Chairman and Chief Executive Officer of Borden, Inc. from 1995 to 2003. He was also a Founding Partner of Borden Capital Management Partners. Prior to that, he was at Duracell International Inc. from 1980 to 1994, assuming the role of President and Chief Executive Officer in 1984.
Other Directorships: Morgan Stanley
Other: Board of Trustees of Columbus Children’s Hospital, President of Wexner Center Foundation and member of the Board of Ohio University.
Director since: 2005

EUGENE R. MCGRATH, Age 67, Retired Chairman, President and Chief Executive Officer and current Director of Consolidated Edison, Inc. (energy company).
Prior History: Mr. McGrath has been associated with Consolidated Edison since 1963. He served as Chairman, President and Chief Executive Officer from October 1997 until September 2005, and Chairman until February 2006. He served as Chairman and Chief Executive Officer of Consolidated Edison’s subsidiary, Consolidated Edison Company of New York, Inc., from September 1990 until September 2005 and as Chairman until February 2006.
Other Directorships: AEGIS Insurance Services, GAMCO Investors, Inc. and Gabelli Entertainment & Telecommunications Acquisition Corp. (“GENTA”).
Director since: 2000

ANTONIO M. PEREZ, Age 63, Chairman of the Board and Chief Executive Officer of Eastman Kodak Company (Kodak) (imaging innovator).
Prior History: Mr. Perez has served Kodak as Chairman of the Board since January 2006, Chief Executive Officer since May 2005 and President from April 2003 to September 2007. Prior to joining Kodak, Mr. Perez served as an independent consultant for large investment firms, providing counsel on the effect of technology shifts on financial markets; served as President and Chief Executive Officer of Gemplus International from June 2000 to December 2001; and before that held several senior management positions over a twenty-five-year career with Hewlett-Packard Company.
Other: Member of Business Council and Business Roundtable. Mr. Perez also serves as Chairman of the Diversity Best Practices Initiative and as a member of the Board of Trustees of the George Eastman House.
Director since: 2007

PATRICIA F. RUSSO, Age 56, Former Chief Executive Officer and Director of Alcatel-Lucent (communications company) from December 2006 through August 2008.
Prior History: Ms. Russo served as Chairman from 2003 to 2006 and Chief Executive Officer and President from 2002 to 2006 of Lucent Technologies Inc. Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001 and Director from July 2001, and Chairman of Avaya Inc. since December 2000, until she rejoined Lucent in January 2002. Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.
Other Directorships: Alcoa Inc.
Director since: 1995

JACK L. STAHL, Age 56, Retired President and Chief Executive Officer of Revlon, Inc. (cosmetics company).
Prior History: Mr. Stahl served as President and Chief Executive Officer of Revlon from February 2002 to September 2006 and Director from March 2002 to September 2006. Mr. Stahl also served as President and Chief Operating Officer of The Coca-Cola Company from February 2000 to March 2001. Prior to that, Mr. Stahl held various senior executive operational and financial positions at The Coca-Cola Company where he began his career in 1979.
Other Directorships: The Dr. Pepper-Snapple Group and The Delhaize Group.
Other: Chairman of the Board of the United Negro College Fund and a member of the Board of Governors of the Boys & Girls Clubs of America.
Director since: 2007

CRAIG B. THOMPSON, M.D., Age 56, Director of the Abramson Cancer Center and Professor of Medicine at the University of Pennsylvania School of Medicine.
Prior History: Dr. Thompson was a Professor of Medicine, Investigator in the Howard Hughes Medical Institute, and Director of the Gwen Knapp Center for Lupus and Immunology Research at the University of Chicago from 1993 to 1999. Dr. Thompson was a Professor, Department of Medicine, at the University of Michigan from 1987 to 1993, and Professor of Medicine at Uniformed Services University of the Health Sciences from 1982 to 1987. Prior to that, he was a Senior Fellow, Hematology & Oncology at the Fred Hutchinson Cancer Research Center from 1983 to 1985 and a physician at the National Naval Medical Center from 1981 to 1983.
Other: Chairman of the Medical Advisory Board at the Howard Hughes Medical Institute and a member of the advisory board of M.D. Anderson Cancer Center.
Director since: 2008

KATHRYN C. TURNER, Age 61, Chairperson, Chief Executive Officer and President of Standard Technology, Inc. (management and technology solutions firm) since 1985.
Other Directorships: ConocoPhillips and Carpenter Technology Corporation.
Director since: 2001

ROBERT F.W. VAN OORDT, Age 72, Chairman of the Supervisory Board of Unibail-Rodamco S.A. (largest real estate investment, management and development company in Europe).
Prior History: Mr. van Oordt served as Chief Executive Officer of Rodamco Europe N.V. from March 2000 to June 2001. Mr. van Oordt served as Chairman of the Executive Board of NV Koninklijke KNP BT (producer of paper and distributor of graphic and office products) from March 1993, following the merger of three Dutch-based industrial corporations, including Bührmann-Tetterode N.V., until his retirement in April 1996. He has also served as a Director of Nokia Corporation.
Other Directorships: Fortis Bank S.A./N.V. (Be) and Supervisory Board of Draka Holding N.V. (N.L.).
Other: Member of the International Advisory Board of Nijenrode University
Director since: 1992

ARTHUR F. WEINBACH, Age 65, Executive Chairman and Chairman of the Board of Broadridge Financial Solutions, Inc. (financial services company). Mr. Weinbach assumed his current position in April 2007.
Prior History: Mr. Weinbach was associated with Automatic Data Processing, Inc. (ADP) since 1980, serving as Chairman and Chief Executive Officer from 1998 to 2006. Mr. Weinbach retired as Chief Executive Officer in 2006 and retired as Chairman in November 2007.
Other Directorships: CA, Inc. and The Phoenix Companies, Inc.
Other: Trustee of New Jersey Seeds
Director since: 1999

Director Independence

Schering-Plough is subject to the New York Stock Exchange independence requirements for Directors and has adopted the more restrictive Schering-Plough Board Independence Standard, which is included in the Corporate Governance Guidelines. The Guidelines are available on Schering-Plough’s Web site at www.schering-plough.com. The Standard requires that:

•	A Director will not be independent until three years after Schering-Plough receives or makes payments to another company where the Director is an executive officer or employee or an immediate family member is an executive officer, which payments in any single fiscal year exceed the greater of $500,000 or 2% of such other company’s consolidated gross revenue.
•	A Director will not be independent until four years after the end of a relationship, where the Director was, or whose immediate family member was:

•	an executive officer of Schering-Plough; or
•	affiliated with or employed by the independent auditor; or
•	an executive officer of another company where any of Schering-Plough’s current executives serve on that company’s compensation committee.

•	Directors are independent of any particular constituency and are able to represent all shareholders of Schering-Plough.
•	In the event that a Director is an executive officer or an employee, or his/her immediate family member is an executive officer, of a charitable organization that receives payments from Schering-Plough which, in any single fiscal year, exceed the greater of $500,000 or 2% of the charitable organization’s gross revenues, such payments will be disclosed in the proxy statement.

The Nominating and Corporate Governance Committee assists the Board with the assessment of Director independence. For more information about the procedures used to assess independence, see “Procedures for Related Party Transactions and Director Independence Assessments” on page 14.

The Nominating and Corporate Governance Committee and the Board have determined that (1) Hassan is not independent because as Chairman of the Board and CEO of Schering-Plough, he is an officer and employee of Schering-Plough; (2) all other Director nominees are independent under the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard; and (3) each independent Director has no material relationship with Schering-Plough.

The Nominating and Corporate Governance Committee and the Board have determined that all members of the Audit Committee—Directors Colligan, McGrath and van Oordt and former Director Becherer—also are independent pursuant to the requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the Exchange Act).

Board Meetings and Attendance of Directors

The Board of Directors held 13 meetings in 2008, including a two-day strategic planning meeting. All Directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all Committees of the Board on which they served.

Director Attendance at Annual Meetings of Shareholders

Directors are expected to attend Annual Meetings of Shareholders unless an emergency or illness makes such attendance impossible or imprudent. Since 1990, only one Director has missed an Annual Meeting of Shareholders (due to illness), and all other Directors have attended all Annual Meetings of Shareholders, including the 2008 Annual Meeting of Shareholders.

Lead Director

On the recommendation of the Nominating and Corporate Governance Committee, the Board has established a practice for appointing a Lead Director with the following duties:

•	Leads non-management Board sessions;
•	Leads any Board meeting where the Chairman is not present;
•	If needed, serves as a liaison between the Chairman and the independent Directors; and
•	May call a Board meeting if the Chairman is not available to do so.

The Lead Director service period is a calendar year. The Lead Director is designated from the independent Directors who chair Board Committees. Patricia F. Russo has been designated as the Lead Director for 2009.

Executive Sessions of the Board of Directors

As required by the Corporate Governance Guidelines, the Board periodically meets in executive session without any Director present who is also a member of management. During 2008, the Board held seven such sessions.

Executive sessions are chaired by the Lead Director, or in his or her absence, by another independent Director who chairs a Committee of the Board.

Board Turnover

In light of routine inquiries about Board turnover, the following information is provided:

Between 2002 (the year in which the Board announced the intention to replace R.J. Kogan as Chairman and CEO) and the date of the 2009 Annual Meeting of Shareholders, seven Directors have joined the Board and ten Directors will have left the Board.

Specifically, the following Directors left the Board: Herzlinger, Morley and Wood in 2002; Kogan in 2003; Komansky and Miller in 2004; Osborne in 2006; Dr. Philip Leder in 2008; and Becherer and Mundy are leaving the Board as of the date of the 2009 Annual Meeting of Shareholders.

Specifically, the following Directors joined the Board: Hassan and Leder in 2003; Colligan and Kidder in 2005; Perez and Stahl in 2007; and Thompson in 2008.

Director Education

During 2008, all Directors participated in three customized Director Education modules described below. Each Director earned at least 15 education credit hours by participating in these activities. All Directors attended:

•	The Discovery and Early Clinical Research Strategy and Initial Outcomes module, which consisted of pre-reading, a presentation and an interactive session.
•	The Clinical Trials Overview module, which consisted of pre-reading, a presentation and an interactive session.
•	The Managed Care module, which consisted of pre-reading, a presentation and an interactive session.

During 2008, Directors also toured Schering-Plough’s Memphis, Tennessee distribution and research facilities, which included a presentation about Schering-Plough’s Consumer Health Care business.

Additional education is provided throughout the year, as needed, on matters pertinent to Committee work and Board deliberations. Subjects covered for the full Board or certain Board Committees during education sessions in 2008 included:

•	A presentation by outside counsel about New Jersey corporation law requirements as to Director duties in 2008 and again in 2009; and
•	Education modules for the Audit Committee, with outside counsel on trends and challenges facing audit committees of U.S. public companies in 2008, and with Robert H. Herz, Chairman of the Financial Accounting Standards Board (FASB), relating to International Financial Reporting Standards (IFRS) and other future audit issues in 2009.

Several Directors also attended general Director education programs offered by third parties during 2008 and to date in 2009.

Director Compensation

Hassan receives no compensation for his service as a Director.

All other Directors receive compensation pursuant to the Directors Compensation Plan as described in more detail below. These Directors receive no compensation, directly or indirectly, from Schering-Plough other than pursuant to the Directors Compensation Plan.

The Process for Reviewing and Determining Director Compensation. The Nominating and Corporate Governance Committee, pursuant to its charter, is responsible for conducting an annual assessment of non-employee Director compensation and benefits. The Committee members are all independent as defined in the New York Stock

Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard described in “Director Independence” on page 5.

As part of the assessment, the Committee considers the amount of Director compensation and the mix of compensation instruments. The Committee uses independent benchmarking data relating to Director compensation compiled by the National Association of Corporate Directors for similar-sized companies in both the pharmaceutical and health care industries. The Committee also considers feedback from shareholders about Director compensation.

Director Compensation Philosophy. The Nominating and Corporate Governance Committee targets Director compensation at the median of total compensation paid at the pharmaceutical and health care companies discussed above (the “Formula”). The Committee believes Directors at companies in these global industries face oversight and analytical issues similar to those faced by Schering-Plough Directors. The Committee believes the current compensation paid to Directors is reasonable in light of the service they provide to Schering-Plough.

As part of our active Shareholder Engagement Program, we are asking for shareholder views on our Director compensation program in a survey provided to shareholders with this proxy statement.

Directors Compensation Plan. In 2006, at the recommendation of the Committee and the Board, shareholders approved a new, more transparent Directors Compensation Plan. The Committee drew from the Non-Employee Director Compensation Policy published by the Council of Institutional Investors and outside counsel for plan design. The new Plan became effective June 1, 2006.

Under the Plan, non-employee Directors receive a set amount for service on the Board. The amount is paid in a mix of two-thirds in cash and one-third in common shares. Pursuant to the Formula, this base Director fee was raised from $200,000 to $229,500 in 2008. This fee was last increased in 2006.

Directors who serve either on the Audit Committee or as the Chair of any other Board Committee receive an additional service fee paid in cash. The additional service fee has not been increased since the Plan was adopted.

Directors may elect to defer receipt of their Director fees. Directors may elect to defer the cash component of their compensation in either an account that grows/diminishes in value as if invested in Schering-Plough common shares (with dividend equivalents reinvested) or in an account that earns interest at a market rate. Directors may also elect to defer the share component of their compensation in an account that grows/diminishes in value as if invested in Schering-Plough common shares (with dividend equivalents reinvested).

Director Stock Ownership. Director stock ownership is considered in conjunction with Director compensation. Director stock ownership is also a valuable tool to align Directors’ interests with those of Schering-Plough shareholders. The Nominating and Corporate Governance Committee considers Director ownership of
Schering-Plough equity and recommends ownership requirements to the Board. In 2005, the Board established stock ownership requirements for all Directors and included the requirements in the Corporate Governance Guidelines. The current requirement is 5,000 common shares (including deferred stock units) within three years of joining the Board, and all Directors have achieved this stock ownership requirement, except for Thompson, who joined the Schering-Plough Board of Directors in 2008.

2008 Director Compensation. For 2008 service, Directors received (1) a base Director fee of $229,500, two-thirds of which was paid in cash and one-third of which was paid in Schering-Plough common shares; and (2) an additional service fee of $15,000 for each eligible Director who served either on the Audit Committee or as the Chair of any other Board Committee. Committee Chairs who were also members of the Audit Committee were only paid one additional service fee.

No Personal Benefits. Director compensation did not include personal benefits in 2008. Director compensation will not include personal benefits in 2009. Directors occasionally receive complimentary Schering-Plough consumer products, like Dr. Scholl’s and Coppertone products, and spouses are invited to travel with Directors to meetings every few years, the last time being in 2007. At these meetings, the spouses typically attend certain portions of the business activities, such as touring Schering-Plough operations and Director education modules. In 2008, the total cost to Schering-Plough for all such items was under $10,000 per Director.

2008 Director Compensation Table

The following table includes all compensation to outside Directors during 2008.

					Changes in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	in Cash ($)(1)	($)(2)	($)	($)	Earnings	($)	($)

Hans W. Becherer	$168,000.00	$76,500.00	$—	$—	$—	$—	$244,500.00
Thomas J. Colligan	168,000.00	76,500.00	—	—	—	—	244,500.00
C. Robert Kidder	153,000.00	76,500.00	—	—	—	—	229,500.00
Philip Leder, M.D.	168,000.00	76,500.00	—	—	—	—	244,500.00
Eugene R. McGrath	168,000.00	76,500.00	—	—	—	—	244,500.00
Carl E. Mundy, Jr.	153,000.00	76,500.00	—	—	—	—	229,500.00
Antonio M. Perez	153,000.00	76,500.00	—	—	—	—	229,500.00
Patricia F. Russo	168,000.00	76,500.00	—	—	—	—	244,500.00
Jack L. Stahl	168,000.00	76,500.00	—	—	—	—	244,500.00
Craig B. Thompson, M.D.	168,000.00	76,500.00					244,500.00
Kathryn C. Turner	153,000.00	76,500.00	—	—	—	—	229,500.00
Robert F.W. van Oordt	168,000.00	76,500.00	—	—	—	—	244,500.00
Arthur F. Weinbach	168,000.00	76,500.00	—	—	—		244,500.00
All Directors	$2,124,000.00	$994,500.00	$—	$—	$—	$	$3,118,500.00

(1)	Includes the cash portion of the Director fee (whether paid or deferred). Kidder, Mundy, Perez, and Turner did not serve on Schering-Plough’s Audit Committee or serve as a Chair of any Board Committee, and, as a result, did not receive the $15,000 additional service fee.

(2)	Includes the common share portion of the Director fee (whether currently received or deferred). Amounts represent the full grant date fair value of the common share portion of the Director fee, as computed pursuant to FAS 123R, due to the fact that those shares are fully vested.

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PROPOSAL TWO: RATIFY THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT SCHERING-PLOUGH’S BOOKS AND ACCOUNTS FOR 2009

The Audit Committee selected Deloitte & Touche LLP (Deloitte) to audit Schering-Plough’s books and accounts for the year ending December 31, 2009 and will offer a resolution at the Annual Meeting of Shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte is being submitted for ratification at the 2009 Annual Meeting of Shareholders because Schering-Plough believes it is a matter of good corporate governance practice.

Representatives of Deloitte will be present at the meeting to respond to appropriate questions. They will have an opportunity, if they desire, to make a statement at the meeting.

Vote required. The affirmative vote of a majority of the votes cast is needed to ratify the designation of Deloitte.

The Board of Directors recommends a vote FOR proposal two.

Information About Deloitte’s Fees

Aggregate fees for 2008 and 2007 services provided by Deloitte and its affiliates to Schering-Plough and its subsidiaries are as follows:

Type Services Provided	2008 Fees	2007 Fees

Audit Fees(1)	$14,589,000	$14,254,000
Audit-Related Fees(2)	930,000	847,000
Tax Fees(3)	300,000	296,000
All Other Fees(4)	20,000	0

(1)	Audit fees were for professional services rendered for the integrated audit of Schering-Plough’s annual consolidated financial statements, review of financial statements included in Schering-Plough’s 10-Qs, the Sarbanes-Oxley Section 404 attestation and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings and engagements.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit of the annual financial statements and the review of the financial statements in the 10-Qs, such as audits of employee benefits plans, consultation on accounting and auditing matters, agreed upon procedures under commercial contracts and requested audits or agreed upon procedures regarding corporate matters or subsidiaries.

(3)	Tax fees were for preparation of international tax returns and other tax compliance services directly related to such returns. (In situations where the tax return in question has not yet been completed because it is not yet due, the work relates to the 2008 tax year and the related fees have been pre-approved but will not be billed until the tax return is completed.) As discussed below, the Audit Committee has specified that it will not approve the provision of general tax planning or tax strategy services by the independent registered public accountants.

(4)	All other fees relate to subscription fees for a technical database.

Pre-Approval Process for Work Performed by Deloitte and Related Fees

The Audit Committee has a policy to pre-approve all services provided by Deloitte or its affiliates and the related fees. They did so for all 2008 and 2007 services and will continue the pre-approval process in the future. The pre-approval process includes the following steps:

•	Deloitte, Schering-Plough management and Schering-Plough counsel each confirm that the proposed services are not prohibited services by regulations of the SEC or the Public Company Accounting Oversight Board.
•	The Committee determines that neither the nature of the services provided, nor the related fees, would impair the independence of Deloitte.
•	Deloitte provides a written report to the Committee at least quarterly listing the services that have been pre-approved and the related fees, broken down by project and classified into categories of audit, audit-related, tax and all other fees.
•	The Committee has specified that it will not approve any fees for general tax planning or tax strategy services.

Information About the Audit Committee of the Board of Directors and its Practices

Membership and Independence. The Audit Committee of the Board of Directors has four members. Each member is an independent Director, as independence is defined by the New York Stock Exchange listing standards, the more restrictive Schering-Plough Board Independence Standard and the requirements of Rule 10A-3(b)(1) under the Exchange Act.

Functions and Process. The Audit Committee operates under a written charter adopted by the Board. The charter is available on Schering-Plough’s Web site at www.schering-plough.com.

The Audit Committee selects, evaluates and oversees the work of the independent registered public accountants and holds regular private sessions with them. The Audit Committee also oversees the work of the global internal auditors and holds regular private sessions with the senior internal audit executive and other executives as considered appropriate by the Committee.

The Board has determined that the Committee Chairman, Thomas J. Colligan, meets the SEC requirements for, and has designated him as, the Audit Committee Financial Expert.

Audit Committee Report

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of Schering-Plough’s consolidated financial statements, the financial reporting process, the independence and performance of the independent registered public accountants, and the performance of the internal auditors. It is the responsibility of Schering-Plough’s management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accountants to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate and, where appropriate, replace the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management, the independent registered public accountants and the internal auditors. Management represented to the Audit Committee that Schering-Plough’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management, the independent registered public accountants and the internal auditors. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants their independence from Schering-Plough and its management.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Schering-Plough’s 2008 10-K for filing with the SEC.

AUDIT COMMITTEE

Thomas J. Colligan, Chairman
Hans W. Becherer
Eugene R. McGrath
Robert F. W. van Oordt

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to those persons who are known to Schering-Plough to own beneficially more than 5% of the outstanding Schering-Plough common shares.

	Common Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Wellington Management Company, LLP(1)
75 State Street
Boston, MA 02109	210,245,110	12.93%

Capital Research Global Investors(2)
333 South Hope Street
Los Angeles, CA 90071	81,826,100	5%

(1)	As reported on Schedule 13G/A filed with the SEC on February 17, 2009, Wellington Management Company, LLP, in its capacity as investment adviser (held of record by clients of Wellington Management), has (i) shared power to vote or direct the vote of 91,914,696 common shares and (ii) shared power to dispose or direct the disposition of 210,245,110 common shares.

(2)	As reported on Schedule 13G filed with the SEC on February 17, 2009. Capital Research Global Investors in its capacity as investment advisor has (i) sole voting power over 44,018,900 common shares and (ii) sole dispositive power over 81,826,100 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, officers and beneficial owners of more than 10% of Schering-Plough’s outstanding common shares are required by Section 16(a) of the Exchange Act and related regulations to file ownership reports on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange and to furnish Schering-Plough with copies of these reports.

Schering-Plough believes that all required Section 16(a) reports were timely filed in 2008. Schering-Plough’s belief is based solely upon a review of:

•	Forms 3 and 4 filed during 2008; and
•	Representation letters from those who did not file a Form 5 stating that no Form 5 was due.

Common Share and Common Share Equivalents Ownership of Directors and Officers

Set forth below in the column titled “Number of Common Shares” is information with respect to beneficial ownership of Schering-Plough common shares as of April 6, 2009, by each Director, the executive officers named in the Summary Compensation Table and by all Schering-Plough Directors and executive officers as a group. Set forth below in the column titled “Number of Common Share Equivalents” is the number of common share equivalents (which grow/diminish like common shares) credited as of April 6, 2009, to the deferred compensation accounts of Schering-Plough’s non-employee Directors and to certain executive officers’ accounts in Schering-Plough’s unfunded savings plan.

	Number of	Number of Common
Name	Common Shares(1)	Share Equivalents(4)(5)	Total Ownership

Hans W. Becherer	9,600	62,268	71,868
Thomas J. Colligan	19,618	17,223	36,841
Fred Hassan(2)(6)	6,100,734	195,610	6,296,344
C. Robert Kidder	20,810	1,922	22,732
Philip Leder, M.D.	19,841	0	19,841
Eugene R. McGrath	32,680	34,036	66,716
Carl E. Mundy, Jr.	23,036	24,315	47,351
Antonio M. Perez	6,401	0	6,401
Patricia F. Russo	60,395	31,995	92,390
Jack L. Stahl	16,401	0	16,401
Craig B. Thompson, M.D.	4,247	0	4,247
Kathryn C. Turner	5,410	28,350	33,760
Robert F.W. van Oordt	35,944	71,209	107,153
Arthur F. Weinbach	13,099	69,549	82,648
Robert J. Bertolini(2)(3)	1,517,345	65,203	1,582,548
Carrie S. Cox(2)	1,301,200	66,163	1,367,363
Thomas P. Koestler, Ph.D.(2)	703,000	0	703,000
Thomas J. Sabatino, Jr.(2)	929,792	61,753	991,545
All Directors and executive officers as a group including those above (23 persons)	13,181,217 (2,3)	927,634 (4)(5)	14,108,851 (2,3)

(1)	The total for each individual, and for all Directors and executive officers as a group, is less than 1% of the outstanding common shares (including shares which could be acquired within 60 days of April 6, 2009 through the exercise of outstanding options or the distribution of shares under Schering-Plough’s stock incentive plans). In addition, the total includes common share equivalents that are payable in stock upon a Director’s cessation of service on the Board pursuant to a deferral feature of the prior Directors Stock Award Plan and the new Directors Compensation Plan. Of the totals shown, these include 2,027 for Colligan; 6,219 for Kidder; 10,836 for McGrath; 3,360 for Mundy; 6,401 for Perez; 37,595 for Russo; 6,401 for Stahl; 5,895 for van Oordt; and 4,349 for Weinbach. The information shown is based upon information furnished by the respective Directors and executive officers.

(2)	Includes shares which could be acquired through the exercise of outstanding options or distributed under Schering-Plough’s stock incentive plans within 60 days of April 6, 2009. Of the totals shown these include: 5,165,334 for Hassan; 1,406,668 for Bertolini; 1,131,666 for Cox; 643,334 for Koestler; 856,668 for Sabatino; and 11,391,242 for all Directors and executive officers as a group.

(3)	Includes 6,061 shares beneficially owned by Bertolini, and, in the amount shown for All Directors and executive officers as a group, also 5,532 shares beneficially owned by two other executive officers as of December 31, 2008 in Schering-Plough’s qualified 401(k) plan over which they have voting and investment power.

(4)	For additional information, see “Director Compensation” beginning on page 6. Includes common share equivalents credited to non-employee Directors under the prior Directors Deferred Compensation Plan and to participating non-employee Directors under the prior Directors Deferred Stock Equivalency Program, plus dividends credited, rounded to the nearest whole number. The equivalents are paid in cash following cessation of service as a Director based on the market value of Schering-Plough common shares at that time. Of the totals shown, these include 40,360 for Becherer; 2,876 for Colligan; 1,922 for Kidder; 27,723 for McGrath; 11,595 for Mundy; 31,995 for Russo; 6,442 for Turner; 71,209 for van Oordt; and 30,403 for Weinbach. Also includes common share equivalents credited to participating non-employee Directors under a deferral feature of the prior Directors Stock Award Plan and the new Directors Compensation Plan excluding those common share equivalents included in the column “Number of Common Shares.” The equivalents are paid in stock at the end of the deferral period. Of the totals shown, these include 21,908 for Becherer; 14,347 for Colligan; 6,313 for McGrath; 12,720 for Mundy; 21,908 for Turner and 39,146 for Weinbach.

(5)	Includes common share equivalents credited to the named executive’s account in Schering-Plough’s unfunded savings plan. The equivalents are paid in cash following the named executive’s retirement, or when their service with Schering-Plough otherwise ends, based on the market value of Schering-Plough common shares at that time. Of the totals shown, these include 195,610 for Hassan; 65,203 for Bertolini; 66,163 for Cox; 61,753 for Sabatino; and 586,767 for all executive officers as a group.

(6)	Includes shares purchased with $2 million of personal funds in 2008 and $4.6 million of personal funds in 2003.

CORPORATE GOVERNANCE

Procedures for Related Party Transactions and Director Independence Assessments

The New York Stock Exchange has long recommended that independent Directors review related party transactions. At Schering-Plough, the Nominating and Corporate Governance Committee oversees Schering-Plough’s written procedure for identifying, analyzing and approving related party transactions. The Nominating and Corporate Governance Committee also reviews information about Director independence and recommends independence standards and determinations to the Board.

The procedure for related party transactions applies to any transaction between Schering-Plough or its affiliated companies on the one hand, and a Director, executive officer or his/her family members on the other hand. The procedure requires prior review by counsel of any related party transaction regardless of size. The prior review allows the Board and management to ensure that any related party transaction is consistent with the best interest of Schering-Plough and its shareholders and, where a Director is involved, to assess the impact on Director independence.

The prior review of a proposed related party transaction includes a determination as to whether the transaction has been made on an arm’s length basis (that is, on terms comparable to those provided to unrelated third parties). The review also includes information about other, unrelated alternatives to a proposed related party transaction. For example, if a purchase of supplies were proposed, then the review would identify competing vendors/terms, or if a relative were considered for a job opening then the review would include a description of other applicants and their qualifications.

If a related party transaction is proposed, the results of the prior review are presented to the Nominating and Corporate Governance Committee. If the Committee is comfortable with the proposed related party transaction, the transaction is tracked to assure that as the transaction occurs, it remains within the approved scope and amount. If a related party transaction or series of transactions spans multiple years, it is reconsidered once a year by the Committee.

Schering-Plough maintains a list of related parties for each Director and executive officer which is updated as Schering-Plough learns of changes (for example, upon marriage or change of employment) and is confirmed in writing once a year by the Director or executive officer. To help assure no related party transaction has been inadvertently overlooked, Schering-Plough checks accounts receivable and sales and accounts payable and disbursements against the list of related parties quarterly. Also, annually Schering-Plough asks for written confirmation from each Director and executive officer as to all related party transactions that exceed the thresholds in the New York Stock Exchange listing standards, the more restrictive Schering-Plough Director Independence Standard, and for Audit Committee members, the additional independence standards specified in Rule 10A-3(b)(1) under the Exchange Act, and various disclosure thresholds and materiality standards as determined by Schering-Plough’s counsel and accountants to be prudent for ensuring compliance with applicable laws and regulations.

Corporate Governance Guidelines

Schering-Plough believes that good corporate governance practices create a solid foundation for achieving its business goals and keeping the interests of its shareholders and other stakeholders in perspective. Under Hassan’s leadership, in 2003, Schering-Plough adopted a new Vision— to earn trust, every day— and new Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmarking and continuously improving, coaching and developing others, and business integrity.

Schering-Plough has long recognized the importance of good corporate governance, first adopting its Statement of Corporate Director Policies in 1971, which, among other things, required that a majority of the Board be independent. In 2004, the Board adopted Corporate Governance Guidelines, consistent with the new Vision and Leader Behaviors. The Board, with oversight by the Nominating and Corporate Governance Committee, reviews and enhances the governance practices, including the Corporate Governance Guidelines and the charters of the Board Committees, on a regular basis. The Guidelines and Committee charters are available on Schering-Plough’s Web site at www.schering-plough.com.

Under Hassan’s leadership, the Board has initiated a number of governance and compensation enhancements since 2003. The most significant of these enhancements are listed on page 19.

Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the members of those Committees are independent Directors, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard. Members of the Audit Committee all meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act.

The Board of Directors also has a standing Business Practices Oversight Committee, a Finance Committee and a Science and Technology Committee.

The charters of all standing Committees have been adopted by the Board and are available on Schering-Plough’s Web site at www.schering-plough.com.

Table of Committee Membership and Meetings

The following table names the Directors who chair and serve as members on each Committee.

		Business			Nominating &
		Practices			Corporate	Science &
	Audit	Oversight	Compensation	Finance	Governance	Technology

Hans W. Becherer(1)	Member		Chair (outgoing)		Member
Thomas J. Colligan	Chair			Member
Fred Hassan
C. Robert Kidder			Member	Member
Eugene R. McGrath	Member	Member				Member
Carl E. Mundy, Jr.(1)		Member		Member	Member
Antonio M. Perez					Member
Patricia F. Russo(2)			Chair (incoming)		Chair (outgoing)
Jack L. Stahl			Member	Member
Craig B. Thompson, M.D.						Chair
Kathryn C. Turner(3)		Member		Member	Chair (incoming)	Member
Robert F.W. van Oordt	Member	Chair			Member
Arthur F. Weinbach				Chair
Number of meetings in 2008	10	5	7	4	6	5

(1)	Will retire at the 2009 Annual Meeting of Shareholders.

(2)	Effective at the 2009 Annual Meeting of Shareholders, Russo will Chair the Compensation Committee upon Becherer’s retirement.

(3)	Effective at the 2009 Annual Meeting of Shareholders, Turner will Chair the Nominating and Corporate Governance Committee.

In early 2008, the Board established a special committee to consider a derivative demand from a shareholder. That special committee is chaired by Stahl and its other members are Turner and McGrath. The Committee held eight meetings in 2008.

Schering-Plough also has an Executive Committee which meets as needed in the interim between Board meetings. It did not meet in 2008.

Committee Functions. Audit Committee functions include: selecting the independent registered public accountants, subject to shareholder ratification; providing oversight of the independent registered public accountants’ independence, qualifications and performance; assisting the Board in its oversight function by monitoring the integrity of Schering-Plough’s financial statements; the performance of the internal audit function; and compliance by Schering-Plough with legal and regulatory requirements. For additional information, see “Information About the Audit Committee of the Board of Directors and its Practices” and the “Audit Committee Report” on page 11.

Business Practices Oversight Committee functions include: assisting the Board with oversight of non-financial compliance systems and practices and related management activities, including regulatory requirements prescribed by the U.S. Food and Drug Administration and the European Medicines Agency; and assisting the Board with oversight of systems for compliance with Schering-Plough’s Standards of Global Business Practices.

Compensation Committee functions include: discharging the Board’s responsibilities relating to the compensation of executive officers; approving, evaluating and administering executive compensation plans, policies and programs; and making recommendations to the Board regarding equity compensation and incentive plans. For additional information, see “Information About the Compensation Committee of the Board of Directors and its Practices” beginning on page 34.

Finance Committee functions include: assisting the Board with oversight of strategic financial matters and capital structure, and recommending the dividend policy to the Board.

Nominating and Corporate Governance Committee functions include: assisting the Board with Board and Committee structure; identifying nominees (and considering shareholder nominees in accordance with provisions of the By-Laws described on page 63); Director independence; Board and Committee performance assessments; shareholder relations and outside Director compensation. More information about the Committee is provided below.

Science and Technology Committee functions include: assisting the Board in the general oversight of science and technology matters that impact Schering-Plough’s business and products.

Information About the Nominating and Corporate Governance Committee of the Board of Directors and its Practices

Membership and Independence. The Nominating and Corporate Governance Committee currently has six members. Each member is an independent Director, as independence is defined in the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard.

Functions and Process. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The charter is available on the Schering-Plough Web site at www.schering-plough.com.

The Nominating and Corporate Governance Committee identifies Director nominees, and is responsible for the independence standards and assessments. The Nominating and Corporate Governance Committee assesses and recommends outside Director compensation. The Nominating and Corporate Governance Committee recommends the structure of the Board and Committees. It also recommends committee function and membership. The Nominating and Corporate Governance Committee determines the process for the annual Board and committee performance assessments, the content of committee charters and the Corporate Governance Guidelines.

Director Nominees

One of the Nominating and Corporate Governance Committee’s most important functions is the identification of Director nominees. The Committee considers nominees from all sources, including shareholders, nominees submitted by other outside parties and candidates known to current Directors. The Committee also has from time to time retained an expert search firm (that is paid a fee) to help identify candidates possessing the minimum criteria and other qualifications identified by the Committee as being desired in connection with a vacancy on the Board. All candidates must meet the minimum criteria for Directors established by the Committee. These criteria help ensure that the Schering-Plough Board has an optimal mix of skills, expertise and experience to function effectively even when unexpected challenges arise. These criteria, listed in Schering-Plough’s Corporate Governance Guidelines, are:

•	Nominees have the highest ethical character and share the values of Schering-Plough as reflected in the Leader Behaviors: shared accountability and transparency, cross-functional teamwork and collaboration, listening and learning, benchmarking and continuously improving, coaching and developing others and business integrity;
•	Nominees are highly accomplished in their respective field, with superior credentials and recognition;
•	The majority of Directors on the Board are required to be independent as required by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard;
•	Nominees are selected so that the Board represents a diversity of expertise in areas needed to foster Schering-Plough’s business success, including science, medicine, finance, manufacturing, technology, commercial activities, international affairs, public service, governance and regulatory compliance.

Nominees are also selected so that the Board represents a diversity of personal characteristics, including gender, race, ethnic origin and national background; and

•	Nominees must indicate that they have the time and commitment to provide energetic and diligent service to Schering-Plough.

The Nominating and Corporate Governance Committee considers shareholder nominees for Director and bona fide candidates for nominations that are submitted by other third parties.

Candidates are evaluated in the same manner regardless of who first suggests they be nominated. The candidate’s credentials are provided to the Nominating and Corporate Governance Committee by the Corporate Secretary with the advance materials for the next Committee meeting. If any member of the Committee believes the candidate may be qualified to be nominated, the Committee discusses the matter at the meeting. For each candidate who is discussed at a meeting, the Committee decides whether to further evaluate the candidate. Evaluation includes a thorough background check, interaction and interviews with Committee members and other Directors and discussion about the candidate’s availability and commitment. When there is a vacancy on the Board, the best candidate from all evaluated sources is recommended by the Committee to the full Board to consider for nomination.

Communications with Directors

The Board of Directors has adopted a process for shareholders and others to send communications to the Board or any Director. This includes communications to a Committee, the independent Directors as a group, the current Lead Director or other specified individual Director(s). All communications are to be sent by mail or by fax, care of the Corporate Secretary, at Schering-Plough headquarters, addressed as follows:

[Board or Name of Individual Director(s)]
c/o Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Fax: 908-298-7303

The independent Directors have directed the Corporate Secretary to screen the communications. First, communications sent by mail are subject to the same security measures as other mail coming to Schering-Plough, which may include x-ray, scanning and testing for hazardous substances. Next, the Board has directed the Corporate Secretary and her staff to read all communications and to discard communications unrelated to Schering-Plough or the Board. All other communications are to be promptly passed along to the addressee(s). Further, the Corporate Secretary’s staff is to retain a copy in the corporate files and to provide a copy to other Directors, members of management and third parties, as appropriate. For example, if a communication were about auditing or accounting matters, the policy established by the Audit Committee provides that Audit Committee members also would receive a copy, as would the senior Global Internal Audits executive, and in certain cases, the independent registered public accountants.

Anyone who wishes to contact the Audit Committee to report complaints or concerns about accounting, internal accounting controls or auditing matters may do so anonymously by using the above procedure.

Corporate Governance Materials

Schering-Plough has adopted a code of business conduct and ethics, the Standards of Global Business Practices, applicable to all employees, including the chief executive officer, chief financial officer and controller. The Board has adopted the Code of Business Conduct and Ethics applicable to the Board. Schering-Plough’s Corporate Governance Guidelines, Standards of Global Business Practices, Board of Directors Code of Business Conduct and Ethics, and Committee charters are available in the Investor Relations section of Schering-Plough’s Web site at www.schering-plough.com. In addition, a written copy of the materials will be provided at no charge by writing to: Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

SHAREHOLDER ENGAGEMENT PROGRAM

Listening to, learning from and communicating with shareholders is the heart of the Shareholder Engagement Program established by Hassan soon after joining Schering-Plough. The Shareholder Engagement Program is pro-active and cross-functional, led by the senior investor relations and governance officers. The Shareholder Engagement Program is strategic and fully integrated with the Action Agenda.

Feedback from the Shareholder Engagement Program has provided Hassan with information to lead the Board in making a series of governance and compensation program enhancements to strengthen the accountability of management and the Board to shareholders and increase the process integrity for electing Directors and awarding compensation. Many of these enhancements are listed in the table on the next page.

The Shareholder Engagement Program at Schering-Plough is shared between Investor Relations, which covers issues regarding Schering-Plough’s business, financial matters and stock performance, and Corporate Governance, which covers issues regarding Schering-Plough’s corporate governance and social issues and leads Schering-Plough’s corporate social responsibility program, called the “Shared Social Engagement Program.” Corporate officers serve as liaisons between shareholders, members of senior management and the Board. Shareholders are asked to use the contacts noted below to ensure that information is conveyed to senior management and the Board. These corporate officers also arrange direct interaction of senior management members and the Board with shareholders as appropriate.

Alex Kelly	Susan Ellen Wolf
Group Vice President – Global Communications and Investor Relations	Corporate Secretary and Vice President – Governance
Schering-Plough Corporation	Schering-Plough Corporation
2000 Galloping Hill Road	2000 Galloping Hill Road
Mail Stop: K-1-4-4275	Mail Stop: K-1-4-4525
Kenilworth, NJ 07033	Kenilworth, NJ 07033
Phone: 908-298-7436	Phone: 908-298-3636
Fax: 908-298-7082	Fax: 908-298-7303

More detail about the Shareholder Engagement Program is provided below.

Since establishment of the Shareholder Engagement Program in 2003, Schering-Plough’s investor relations activities have become robust. These include presentations to shareholders by senior management and other key employees, as well as dialogue between shareholders and senior management and the investor relations professionals.

In addition, since establishment of the Shareholder Engagement Program in 2003, a governance outreach to shareholders was established. As part of the governance function, Directors and members of the new management team have participated regularly in transparent and interactive dialogue with investors about many issues including:

•	Increased integrity in the governance structure, with enhancements including the annual elections of Directors, and a By-Law provision for the election of Directors;
•	Health care, including health insurance reform and an access to medicines program covering not only the indigent but also the disadvantaged and working poor;
•	The reduction of the environmental impact of our work, including the reduction of pvc in Dr. Scholl’s packaging and protocols for the careful use of antibiotics in animals to combat resistance;
•	Transparency in political contributions, with Schering-Plough being an early leader to post contributions on its website;
•	Added rigorous stock ownership guidelines for the Board and management; and
•	Tightened design of compensation to align management with shareholders and establish a high-performance culture to build long-term shareholder value, including:

•	issuance of performance-based stock options each year since 2005;
•	increasing the percentage of equity in the pay mix;
•	increasing the percentage of performance-based pay in the pay mix; and
•	current work with Connecticut State Treasurer Denise L. Nappier and her staff, on behalf of shareholder Connecticut Retirement Plans and Trust Funds, with the shared goal of the Compensation Committee adopting a position paper on severance and related matters during 2009.

Since the Shareholder Engagement Program was established in 2003, Schering-Plough has also conducted shareholder surveys to obtain feedback on issues of interest. For example, an earlier survey on majority voting for Directors was used to help the Board in decision making on Schering-Plough’s majority vote By-Law provision. In October 2008, the Board announced a compensation survey (being mailed with this proxy statement), to give shareholders another way to provide shareholder views about compensation to the Board.

TABLE SUMMARIZING GOVERNANCE AND COMPENSATION ENHANCEMENTS

Under Hassan’s leadership since 2003, the Schering-Plough Board initiated the following enhancements:

Governance Enhancements	Compensation Enhancements

• Annual election of directors
(eliminated classified board)

• Eliminated poison pill

• Committed that any new poison pill would be submitted to shareholders for a vote

• Eliminated supermajority voting

• Added a majority voting policy for election of directors to the By-Laws

• Added a lead director role and published the duties

• Held non-management executive sessions at each regular Board meeting; and also at many meetings of key Board Committees, including the Compensation Committee

• Established a strategic Shareholder Engagement Program

• Elected a governance officer and provided both governance and investor relations contact information in the proxy statement

• Moved to a more difficult standard (a double-trigger) for acceleration of equity following a change of control

• Added rigorous stock ownership guidelines for management and the Board

• Added performance-vested stock options for executives as a part of the long-term incentive program

• Added a two-year holding period requirement for shares received on exercise of stock options by executives

• Eliminated time-vested restricted stock for executives

• For new executives, eliminated executive life insurance coverage and prior service credit for supplemental pension plans

• Eliminated cash long-term incentives and replaced them with equity-based incentives, to increase the percentage of equity in the pay mix

• Added performance-based stock units as part of the long-term incentive program

• Eliminated payment of dividend equivalents on unvested performance-based awards

• Compensation Committee retained an independent compensation consultant, Ira Kay of Watson Wyatt, and recently tightened its strong independence policy for the consultant

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

A cornerstone of Schering-Plough’s executive compensation program is the strong tie of pay to performance, in order to link the interests of executive officers to the interests of shareholders and incent the creation of long-term shareholder value.

In 2008, Schering-Plough achieved strong sales and earnings performance. However, total shareholder return declined in 2008. Accordingly, compensation reported in the 2008 Summary Compensation Table declined over 2007 compensation:

•	CEO total compensation declined 57%, from $30.3 million in 2007 to $12.9 million in 2008.
•	Total compensation for the other named executives as a group declined 43%.

The Compensation Committee, the Board and the management of Schering-Plough take pride in the performance-based compensation system, and they remain committed to maintaining the integrity of the system in good times and bad.

Further, at the request of the CEO and other named executives, the Compensation Committee agreed there will be no merit increases to salaries for the named executives and other members of the Operations Management Team (the top 40 executives) for 2009.

An emphasis on equity ownership by executives, to align executives with shareholders, also continued in 2008. This emphasis is demonstrated by:

•	The rigorous stock ownership guidelines (8 times salary for the CEO, 4 times salary for the other named executives);
•	The two-year holding period upon the exercise of stock options; and
•	A “hold until retirement” mandatory deferral of the five-year transformational incentive awards (into stock units that grow or diminish in value with Schering-Plough common shares).

Further, Hassan leads by example with significant equity ownership. On the record date for the annual meeting, Hassan held 15 times salary in Schering-Plough common shares. The shares Hassan owns include shares purchased with personal funds ($4.6 million in 2003 and $2 million in 2008). Also, since joining Schering-Plough in 2003, Hassan has sold no shares — he continues to hold the shares purchased with personal funds, as well as the shares he has received through Schering-Plough compensation plans (aside from shares withheld by Schering-Plough for taxes).

Management and the Board remain in close touch with shareholders throughout the year as part of the Shareholder Engagement Program. The table on page 19 demonstrates the Board’s commitment to enhancing governance and compensation practices based on all relevant facts and circumstances at a given time, including shareholder views.

Key Performance Metrics for 2008 Pay

Performance Metrics for Incentive Compensation — Used by the Compensation Committee to determine performance-based pay components earned in 2008 (Note that 2008 is the first full calendar year where the acquired OBS businesses are included)

2008 Adjusted Sales Growth.*  Increased by $5.6 billion in 2008.

A metric for the 2008 annual incentive.

2008 Operating Earnings Per Share.  GAAP earnings adjusted to include and exclude the following non-operating items designated by the Compensation Committee at the start of the performance period.

GAAP earnings/(loss) per share	$1.07
plus
Purchase accounting adjustments, net of tax	0.68
Acquisition-related items, net of tax	0.17
minus
Respiratory Joint Venture Termination Payment	(0.07)
Gain on Asset Disposal	(0.10)

Operating earnings per share	$1.75

A metric for the 2008 annual incentive and the performance-based stock options.

Five-Year Actual Total Shareholder Return.†

A metric fo r the Five-Year Transformational Incentive.

Five-Year Relative Total Shareholder Return.†

A metric for the Five-Year Transformational Incentive.

*	Sales figures are GAAP sales, adjusted to include 50% of the sales of the Merck/Schering-Plough cholesterol joint venture.

†	Total annualized shareholder return determined using the price of Schering-Plough shares (calculated as described below) at the end of the performance period, or December 31, 2008, plus dividends paid on Schering-Plough shares during the performance period, divided by the price of Schering-Plough shares at the beginning of the performance period, or January 1, 2004. The price of Schering-Plough shares was calculated using the average closing price during the 30 trading-days immediately prior to the beginning of the performance period and end of the performance period, respectively.

General Performance Metrics

General Performance Metrics — Used by the Compensation Committee in considering total compensation levels of the named executives.

Five-Year Adjusted Sales Growth.*  Increased
by $12.2 billion or 142% from January 1, 2004
to December 31, 2008.

Five-Year Growth in Free Cash Flow.**  Increased by $3 billion; from ($940 million) as of December 31, 2003 to $2.0 billion as of December 31, 2008.

Five-Year Operating Earnings Per Share Progression.††

R&D Pipeline Strengthens in Five Years.

Phase-three pipeline and projects in registration (new entities and major combination projects).

*	Sales figures are GAAP sales, adjusted to include 50% of the sales of the Merck/Schering-Plough cholesterol joint venture.

‡	Baseline is the last reported data as of January 1, 2004 and 2008 is as of December 31, 2008.

**	Operating cash flow less capital expenditures and dividends paid.

††	GAAP earnings adjusted to include and exclude certain non-operating items.

Chart on At-Risk Pay

At-Risk, Performance-Based Pay Has Increased. As discussed throughout the Executive Compensation disclosures in this proxy statement, a significant portion of executive compensation is tied to performance, including significant long-term incentive pay components. The bar charts below show how the concentration of performance-based compensation increased for the named executives since the new performance-based compensation program began in January 2004.

*	Schering-Plough believes that traditional stock options are also performance-based because they have no value unless the stock price increases after the grant date (under Schering-Plough plans, the option exercise price is the fair market value on the grant date); however, since certain shareholders disagree, traditional stock options are not highlighted in green.

**	Long-Term Incentive represents the three-year performance-based share awards. The percentages shown in the bar charts above were determined using the target opportunity established for the named executives for the given year.

Total Compensation

Total Compensation Philosophy. As discussed in the “Executive Summary” above, the executive compensation program is designed to provide superior pay if there is superior performance that is consistent with the goal to build long-term value for shareholders. The total compensation program design supports the Compensation Committee’s objectives, which are as follows:

•	To attract and retain a management team that will continue to deliver excellent performance;

•	To motivate the management team to provide superior performance that would build long-term shareholder value; and

•	To compensate the management team based on the level of corporate and individual performance, providing pay at or above the 75th percentile of the Peer Group if performance is superior and with compensation decreasing for lesser performance.

Target Total Direct Compensation Opportunity. As a general matter, Schering-Plough targets its total executive compensation opportunity at the median of its selected Peer Group of global U.S.-based pharmaceutical companies. However, for certain of the named executives, and selected other executives, Schering-Plough has set total compensation opportunity at the 75th (or higher) percentile compared to the Peer Group. This is due to the factors described in this “Compensation Discussion and Analysis” and the “Compensation Committee Report” including:

•	Recruiting superior talent to a challenged company, where recruiting premiums were needed;

•	A high-risk turnaround situation, where operating performance to date has significantly exceeded challenging expectations;

•	A high-risk industry, where external events have significant impact; and

•	Retention of the team producing these excellent results, at least through completion of the strategic Action Agenda described in the “Compensation Committee Report.”

Under the current executive compensation program, target total compensation is allocated among base salary, annual incentive, equity long-term incentives and employee benefits as follows:

			Equity	Employee
	Base Salary	Annual Incentive	Long-Term Incentives	Benefits & Other
Average Percentage of Named Executives Target Total Compensation for 2008	12%	13%	70%	5%

As described in detail below, a large percentage of pay is tied to both short and long-term financial objectives believed to be tied to increasing shareholder value over the long term. As a result, actual future pay could be significantly higher or lower than the 75th percentile of the Peer Group’s realizable pay. In addition to the specific performance metrics utilized under Schering-Plough’s incentive plans, the Compensation Committee also looks at other relevant performance indicators as described in “Key Performance Metrics for 2008 Pay” on page 22 and “The Analytical Process Used by the Compensation Committee” below, in setting the target total compensation levels and opportunity.

The Analytical Process Used by the Compensation Committee

In making compensation decisions, the Compensation Committee of the Board considers a wide variety of information including:

•	How the decision ties to its total compensation philosophy;

•	Advice of the Committee’s Compensation Consultant, Ira Kay (for more information on the role of the Compensation Committee’s compensation consultant, see “The Compensation Committee’s Consultant” on page 35);

•	Schering-Plough’s Peer Group (as discussed in more detail beginning on page 32); and

•	The thoughts of the CEO and other Board members.

The Compensation Committee also considers information relevant to the specific situation including the executive’s marketability and the scarcity of other qualified candidates, inside and outside the company, that could replace the executive should he or she leave Schering-Plough.

In determining grant levels of equity compensation, the Compensation Committee considers levels of sustained past performance, performance potential, retention risk and the value of the particular compensation element needed to keep the total compensation opportunity level competitive and consistent with the compensation philosophy.

Hassan’s compensation level is significantly higher than the other named executives. The Compensation Committee believes this is appropriate given:

•	His years of experience in the pharmaceutical industry;

•	His years of experience as the CEO of a major U.S. pharmaceutical company;

•	His track record and experience in turning around troubled pharmaceutical companies and building high-performance corporate cultures;

•	His consistently superior performance since joining Schering-Plough;

•	The performance of Schering-Plough and the other executives under Hassan’s leadership; and

•	The retention risk given that he is aggressively recruited and that major shareholders have remarked that his leadership is critical to their confidence in Schering-Plough.

In making every compensation decision, such as setting total compensation levels and the mix of individual elements of compensation paid to each named executive, the Compensation Committee applies its collective judgment to choose the alternative that it believes is most likely to have a long-term positive impact on Schering-Plough, including building optimal long-term shareholder value and producing the best outcome for the patients who rely upon Schering-Plough drugs.

Once the Compensation Committee has established a compensation opportunity and set performance metrics and goals for a performance-based element of compensation, actual performance (both individual and corporate) is the determinative factor of the ultimate payout, not where the payout falls within a particular Peer Group benchmark. The Compensation Committee does not typically consider an executive’s wealth accumulation (or the lack thereof), or amounts earned/forfeited under other performance-based compensation elements, when determining actual payout amounts.

Total 2008 Actual Compensation. Total actual compensation for the named executives as a group was generally at the median of the Peer Group in 2008. Sales, earnings and operating performance were strong, both in 2008 and during the first five years of work under the Action Agenda. Performance by these metrics was strong compared to the Peer Group, as well as compared to Schering-Plough’s performance in prior periods, as Schering-Plough continued its transformation from a seriously challenged company in 2003 to a strong, high-performing company today that is on its way to the aspiration of sustained long-term high performance. As described under “Key Performance Metrics for 2008 Pay” on page 22, major accomplishments include:

•	An increase in free cash flow (both from 2007 to 2008, and during the five-year period from 2004 to 2008);

•	Strong earnings growth (28% for 2008);

•	Strong sales growth (36% increase from 2007 to 2008);

•	Significantly advanced the late-stage R&D pipeline, including first approvals for Bridion, first regulatory submissions for Simponi and corifollitropin alfa, and advancement of boceprevir to phase III trials; and

•	Continued investment in innovation for the future.

In addition, significant achievements during 2008 included:

•	Substantial success in integrating the OBS acquisition of 2007, including meeting accretion targets, driving product performance and pushing forward pipeline projects;

•	Substantial progress in driving performance in Schering-Plough products;

•	The design and successful implementation of Schering-Plough’s Productivity Transformation Program cost savings initiative quickly when warranted by unanticipated developments; and

•	Building strength in emerging markets, including achieving more than $2 billion in sales during 2008.

However, total shareholder return declined and this significantly reduced payouts under the transformational incentive awards and total 2008 actual compensation.

The Elements of 2008 Compensation

At its December 2007 meeting, the Compensation Committee approved base salary and annual incentive targets for 2008. Grants of three-year performance-based share awards, which are part of the long-term performance opportunity, were approved by the Compensation Committee at its regularly scheduled Committee meeting in

February 2008, consistent with the Internal Revenue Code requirements governing the deductibility of performance-based pay. Grants of performance-based and traditional stock options were approved by the Compensation Committee effective May 1, 2008, at the same time annual grants to Schering-Plough employees occur. These actions are described further below.

In addition, the Compensation Committee during 2008 approved actions with respect to the compensation of Koestler and Sabatino, in recognition of their strong performance and critical role within Schering-Plough.

Specifically, for Koestler, the Compensation Committee took the following actions in recognition of his strong performance in a key role that is critical to Schering-Plough’s future success, and in light of the strong competition for executives with his expertise and stature:

•	Increased his base by 5%, from $823,000 to $864,000, effective October 1, 2008;

•	Increased his target annual incentive from 70% of base salary to 80% of base salary, effective January 1, 2009; and

•	Granted him a special service- and performance-based stock award with respect to 250,000 Schering-Plough common shares. The shares will be earned based on the achievement of certain research and development initiatives during the period of October 1, 2008 through September 30, 2012. In addition, for retention purposes, Koestler must remain employed by Schering-Plough through October 1, 2012 in order to receive the shares. This award is reflected in the “Stock Awards” column of the Summary Compensation Table below.

Specifically, for Sabatino, the Compensation Committee took the following actions in recognition of his sustained strong performance as Executive Vice President and General Counsel and the increased responsibility he assumed for Global Administrative Services in October of 2008:

•	Increased his base salary by 7.4%, from $798,000 to $857,100, effective December 16, 2008; and

•	Granted him a special cash award in the amount of $500,000. This award is reflected in the “Bonus” column of the Summary Compensation Table below.

Amounts shown in the Summary Compensation Table include values for awards which have not yet been earned, such as the three-year performance-based share awards, which may be higher or lower than their eventual actual payouts. Those amounts shown in the Summary Compensation Table are determined in accordance with the SEC’s proxy disclosure requirement that the table reflect the accounting value of these awards as of year-end.

Base Salary. The Compensation Committee generally assessed a number of factors in determining base salary adjustments for the named executives for 2008 including:

•	Level of job responsibility;

•	Individual, business unit and overall company performance;

•	Competitive market position as benchmarked against the Peer Group; and

•	Demonstration of Schering-Plough’s Leader Behaviors, which are listed on page 31.

Based on its collective judgment of these factors, the Compensation Committee approved the following base salary adjustments for 2008:

Named Executive	Percentage Increase

Hassan	4.0%
Bertolini	6.0%
Cox	5.0%
Koestler*	17.6%
Sabatino*	13.4%

*	Includes additional mid-year adjustment as described above.

At the request of the CEO and other named executives, the Compensation Committee has agreed there will be no merit increases to salaries for the named executives and other members of the Operations Management Team (the top 40 executives) in 2009.

Annual Incentive. Each named executive’s target annual incentive, expressed as a percentage of base salary, is reviewed by the Compensation Committee annually. The named executives’ target awards are set at around the median of the Peer Group. The target award, expressed as a percentage of base salary, for each named executive was as follows: Hassan – 150%; Bertolini – 80%; Cox – 80%; Koestler – 70%; and Sabatino – 80%.

For 2008, the performance metrics selected by the Compensation Committee for the Operations Management Team Incentive Plan, in which each of the named executives participates, were “adjusted sales” and “operating earnings per share.” Each metric was equally weighted for purposes of calculating the actual payout amounts. For each measure, the Compensation Committee set the specific target goal based on Schering-Plough’s annual strategic operating plan.

Adjusted Sales Performance Metric:

Goals:		Actual Performance:

Target:	$20,696 million
$20,752 million (a 36% increase vs. 2007; a funding factor of 103%)
Maximum:	$22,385 million

“Adjusted sales” is measured using the sales figures included in Schering-Plough’s earnings releases, which are GAAP sales adjusted to include 50% of the sales from the Merck/Schering-Plough cholesterol joint venture.

Operating Earnings Per Share Performance Metric:

Goals:		Actual Performance:

Target:	$1.50
		$1.75 (a 28% increase vs. 2007; a funding factor of 157%)
Maximum:	$1.87

As described in the calculation of operating earnings per share in “Key Performance Metrics for 2008 Pay” on page 22, earnings from operations are GAAP earnings as adjusted to include and exclude pre-specified non-operating items designated by the Compensation Committee at the start of the performance period.

As shown above, Schering-Plough exceeded the targeted level of performance for both corporate goals which determine the overall funding for the annual incentive. As a result, payments to the named executives were made at 130% of target.

No annual incentive would have been earned by the named executives if the performance threshold had not been achieved, and would have been earned at lower levels had the performance target not been exceeded.

The annual incentive paid to each named executive is reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table below.

For more general information on the mechanics of the Operations Management Team Incentive Plan, see the “Narrative Information Relating to the Summary Compensation Table and Grants of Plan-Based Awards Table” starting on page 43 of this proxy statement.

Equity and Other Long-Term Elements of Compensation.

Performance-Based Stock Options. Since 2005, 20% of the stock options granted to senior executives, including the named executives, are subject to performance vesting. To earn 100% (which is the maximum) of the performance-based options granted in 2008, operating earnings per share of at least $1.30 had to be achieved. Operating earnings per share in 2008 were $1.75 and, as a result, the named executives earned 100% of their performance-based stock options. No performance-based stock options would have been earned by the named executives if the performance threshold had not been achieved, and would have been earned at lower levels had the performance target not been exceeded.

Traditional Stock Options. Schering-Plough continues to believe that traditional stock options are an important component of a competitive pay package necessary to attract and retain top executive talent. Schering-Plough also believes that traditional stock options are inherently performance based, since the options have no value unless the stock price appreciates (Schering-Plough’s stock incentive plan does not permit discounted options; therefore, the closing market price on the date of grant is always the stock option exercise price). In addition and consistent with the Schering-Plough compensation philosophy, stock options further link compensation to the interests of shareholders by providing the named executives with the opportunity to purchase common shares, thereby increasing their equity in Schering-Plough and sharing in the appreciation in the value of the shares.

The number of stock options (both traditional and performance-based) granted to each named executive in 2008 is set forth in the Grants of Plan-Based Awards Table on page 42.

Performance-Based Share Awards. Each named executive received an opportunity to earn performance-based shares which will vest only if specified levels of actual and relative total shareholder return, earnings per share and sales targets are achieved by the end of the three-year (2008 - 2010) performance period. This element of compensation focuses on Schering-Plough’s long-term performance by driving the achievement of specific business objectives and the creation of shareholder wealth. If earned, these awards are paid out in shares, further aligning the executives’ interests with those of shareholders.

Five-Year Transformational Incentive. In early 2004, the Compensation Committee granted the one-time opportunity to earn transformational awards to eight senior executives, including each named executive other than Koestler, in order to induce them to join and/or remain with Schering-Plough when the serious challenges facing Schering-Plough were still being analyzed and solutions were being developed. There are two performance measures applicable to the transformational awards, both of which are related to total shareholder return over the period January 1, 2004 to December 31, 2008:

•	five-year compounded total shareholder return (actual TSR); and

•	five-year compounded total shareholder return relative to the Peer Group (relative TSR).

Measure	Target	Actual	Peer Group Average

Actual TSR	15%	0.72%	−1.08%
Relative TSR	2nd quartile	2nd quartile	N/A

As shown above, Schering-Plough failed to reach its targeted level of actual TSR but did achieve its targeted level of relative TSR. As a result, only 25% of each named executive’s target award was earned as shown below.

	Target Award	Actual Award Earned	Actual Award Earned
Named Executive	(in units)	(in units)*	(in dollars)**

Hassan	750,000	198,488	$3,380,251
Bertolini	250,000	66,163	$1,126,756
Cox	250,000	66,163	$1,126,756
Sabatino	237,500	62,662	$1,067,134

*	Includes dividend equivalents accumulated on the earned portion of the award.

**	Based on closing price of Schering-Plough common shares on December 31, 2008.

The program includes a mandatory “hold until retirement/termination” provision such that the amounts earned by the named executives will not be payable to them until they retire or their service with Schering-Plough otherwise ends. Following the Compensation Committee’s certification of performance and determination of each participant’s award, the value of the units earned by each named executive was credited to his or her account in the unfunded savings plan based on the closing price of Schering-Plough common shares on that day. The dollar value of each named executive’s award is provided in the table above for illustrative purposes only as these amounts will continue to grow/diminish in value as if they had been invested in Schering-Plough common shares until the named executive’s employment with Schering-Plough ends. Dividends accrue on the fund shares and are reinvested on behalf of the named executive as additional stock units.

In accordance with FAS 123R, Schering-Plough reversed in 2008 a substantial portion of the previously recorded accounting expense associated with these awards because the applicable performance goals were achieved at less than target. In accordance with SEC disclosure rules, the amount reported in the Summary Compensation Table for 2008 as a reversal of this expense is limited to the amounts previously reported on the Summary Compensation Table for 2006 and 2007.

Employee Benefits. In addition to the typical health and welfare and retirement benefits generally made available to all regular workers of Schering-Plough, the named executives are also eligible to participate in certain unfunded plans that provide the same company contributions and benefit formula as Schering-Plough’s tax qualified retirement plans for earnings above the Internal Revenue Code’s annual compensation limits. These equalization plans are in place to give employees, including the named executives, the full benefit intended under the qualified plans by making them whole for benefits otherwise lost as a result of such compensation limitations. For a more detailed discussion on these plans, see the Nonqualified Deferred Compensation Table and accompanying narrative beginning on page 48.

In order to provide executives with competitive aggregate retirement benefits, Schering-Plough also maintains a supplemental executive retirement plan for the benefit of approximately 60 key employees, including the named executives. For a more detailed discussion on this plan, see the Pension Benefits Table and accompanying narrative beginning on page 46.

Other than these retirement and other savings plans made available to senior executives, the following types of benefits, where there is a Schering-Plough business interest as discussed below, are the only personal benefits Schering-Plough provides to the named executives (and where appropriate to other elected corporate officers) but not to employees generally. Schering-Plough does not pay tax gross-up reimbursements to named executives on these personal benefits:

Security. Schering-Plough provides home security systems to each named executive and provides personal security (bodyguards) to Hassan. In 2008, and prior years, the named executives have received threats of personal harm from animal rights activists and others based upon Schering-Plough’s business. As a result, Schering-Plough believes this protection is necessary.

Transportation. Hassan has been directed by the Board to use the corporate-owned aircraft for all air travel including personal travel. This provides several business benefits to Schering-Plough. First, the policy is intended to ensure the personal safety of Hassan, who maintains a significant public role as the leader of Schering-Plough. Second, the policy is intended to ensure his availability and to maximize the time available for Schering-Plough business. Certain of the other named executives (and other key executives) use the corporate-owned aircraft for business travel, and on occasion for personal travel. Since Hassan joined Schering-Plough in April 2003, 95% of flying hours were for business use.

In addition, for the same reasons described above, Schering-Plough makes one car and driver available to Hassan. The driver assigned to Hassan is also a trained security professional. The other named executives occasionally use cars and drivers from a pool. All executives use the cars primarily for business purposes, and the cars and drivers (including the car and driver assigned to Hassan) are also used by other Schering-Plough personnel for business purposes. Since Hassan joined Schering-Plough in April 2003, 94% of car and driver usage has been for business use.

Financial Matters. Schering-Plough provides executive life, financial and tax planning coverage to the named executives. Schering-Plough believes these benefits promote diligence in matters of financial prudency and guard against damage from inadvertent lack of attention to personal business.

For additional information on these personal benefits to the named executives, including Schering-Plough policies and incremental cost valuations, see Note 8 to the Summary Compensation Table.

Potential Payments at Change of Control and Termination of Employment. Change of control provisions benefit Schering-Plough and shareholders by assisting with the recruitment and retention of key personnel during rumored and actual change of control activity. During this time, continuity is critical to preserving the value of the business. Other termination benefits are provided based on a number of factors, including:

•	The time needed by executives of that level to find new employment; and

•	The need to facilitate changes in key executives, as necessary, with minimum disruption to the business.

Given the serious business, legal and regulatory challenges that Schering-Plough faced earlier this decade, and the relative size of Schering-Plough compared to the other U.S. research-based pharmaceutical companies, it would not have been possible to attract a top executive team if Schering-Plough had not provided competitive compensation contracts, including change of control and severance benefits. Senior management has overcome these challenges from the past and produced growth in sales and earnings as is more fully discussed throughout this “Compensation Discussion and Analysis,” beginning on page 21 and the section “Historical Information About Management and Compensation” beginning on page 33.

The levels of change of control and severance benefits for each named executive were intensely negotiated in their employment contracts. All relevant information is taken into account when negotiating these levels of potential payments, including the following factors:

•	Competitive data provided by the Compensation Committee’s compensation consultant;

•	The executive’s role and level of responsibilities; and

•	The executive’s experience and marketability.

The decisions regarding change of control and severance benefits are primarily driven by the objectives to attract and retain a management team that will continue to deliver excellent performance. For additional information, see “Potential Payments Upon Termination and Change of Control and Other Contract Provisions” and the accompanying narrative beginning on page 49.

Information on Other Compensation-Related Topics

The following additional information may also be useful in understanding Schering-Plough’s executive compensation program:

Annual Performance Assessments. The Board assesses all aspects of the CEO’s performance annually, and the results are applied by the Compensation Committee in determining his compensation. The CEO assesses the performance of the other named executives and reviews his assessment with the Compensation Committee. The results of the performance assessments are applied by the Compensation Committee in determining compensation of the other named executives.

Assessments of 2008 performance for 2008 compensation decisions are described in the “Compensation Committee Report” under the heading “Basis for 2008 Compensation Decisions” and that section is incorporated here by reference.

Achievement of Financial Performance Metrics

In furtherance of the objective to reward superior individual performance, the attainment of all financial performance metrics relating to compensation is certified for the Compensation Committee. These certified financial metrics are a key component of the assessment of CEO and named executive performance.

Leader Behaviors

Hassan introduced the Leader Behaviors (summarized in the box to the right) soon after joining Schering-Plough in 2003 as a lynchpin in the work to build a new high-performing culture. Schering-Plough believes that the Leader Behaviors are key to maintaining good organizational health and emphasizing business integrity.

Schering-Plough believes this balance, with the required focus on Leader Behaviors impacting compensation, helps prevent an unhealthy focus on short-term financial results at the expense of building long-term value and also is key to avoiding challenges of the type faced by Schering-Plough before the arrival of the new management team. Accordingly, as part of the annual performance assessment for every employee (including the named executives), individual objectives, including the demonstration of Leader Behaviors, are considered.

Leader Behaviors
(six key work behaviors)
  •    Shared Accountability and Transparency

  •    Cross-Functional Teamwork and Collaboration

  •    Listening and Learning

  •    Benchmarking and Continuously Improving

  •    Coaching and Developing Others

  •    Business Integrity

The Leader Behaviors are also key fundamentals for the Schering-Plough Shareholder Engagement Program.

Stock Ownership Guidelines. Schering-Plough’s aggressive stock ownership guidelines are an integral part of the total compensation program. Adopted in 2004, the guidelines are applicable to the top 40 key employees, including the named executives. The Compensation Committee established these guidelines to drive significant retention of equity compensation by executives in order to strengthen their focus on the creation of long-term shareholder value. Each executive must meet his or her ownership goal, defined as a multiple of base salary, within five years. If the executive does not meet the goal by the deadline, the Compensation Committee will reduce future stock option grants until the executive satisfies the goal. Compliance is re-calculated annually, so that any rise in base salary will cause the goal to rise. If the stock price declines, an executive who had achieved the goal prior to the decline would need to buy additional common shares, even if his or her base salary stays the same. Schering-Plough policy prohibits anyone subject to the ownership guidelines from entering into hedging arrangements including, among other things, collars, puts/calls and loan pools. The specific goal for the named executives and their progress toward their goals are as follows:

	Goal	Holdings at April 6, 2009	Years
Name	(Multiple of Base Salary)	(Multiple of Base Salary)	Remaining

Hassan	8	15.4	One
Bertolini	4	4.3	One
Cox	4	5.1	One
Koestler	4	3.7	Two
Sabatino	4	3.7	Two

Grant Practices For Stock Options and Other Equity Awards. Schering-Plough’s usual practice for stock options and other equity awards is to make one annual grant. The annual grant is awarded on the same date to all eligible employees, including the named executives. The Compensation Committee makes the annual grant on the first business day of May. This date was chosen by the Compensation Committee because:

•	The date falls soon after first quarter earnings are typically announced (in late April);
•	Material developments would be expected to have been made public in connection with the earnings press release; and
•	The date is late enough in the year to allow for the performance management process to be completed so that the annual grant can be coordinated with the Schering-Plough total compensation program.

Performance-based share awards, which are part of the long-term performance opportunity, are granted by the Compensation Committee at a regularly scheduled Committee meeting during the first 90 days of each year, consistent with the Internal Revenue Code requirements governing the deductibility of performance-based pay. These meeting dates are set at least a year in advance. Unlike stock options, where an exercise price is dependent on the grant date, the grant date does not impact the award terms.

Other equity grants are typically made during the year to new hires, for retention and in connection with promotions. Such interim grants to the named executives and other members of senior management are approved by the Compensation Committee. The Compensation Committee has delegated to the CEO the authority to approve such interim grants for other key employees. In each case, the grant date for an interim grant is the first business day of the month following the month in which the new hire begins work, the promotion becomes effective or the retention need becomes known. This timing was chosen to prevent any appearance that the recipient could manipulate the grant date. Also, Schering-Plough’s grant date timing reduces the administrative burden for Schering-Plough personnel that would be created by multiple grant dates.

The stock incentive plans under which all outstanding options were granted and under which options may be granted in the future specify that the option exercise price is always the fair market value of Schering-Plough common shares on the date of grant. The plans define “fair market value” as the New York Stock Exchange closing price on the grant date. Schering-Plough determines the New York Stock Exchange closing price by reference to the New York Stock Exchange web reporting system.

No Stock Option Re-Pricings. Schering-Plough stock options have not been re-priced in the past. Under Schering-Plough’s Corporate Governance Guidelines and 2006 Stock Incentive Plan, re-pricing is prohibited without shareholder approval.

Peer Group. As discussed above, one factor the Compensation Committee takes into consideration on an annual basis in setting total compensation levels and making other compensation decisions is the relationship of the compensation of the CEO and other named executives relative to the compensation paid to similarly situated named executives from a comparator group of companies, called the “Peer Group” in this proxy statement. The Compensation Committee believes that the use of comparative compensation data is beneficial in providing a perspective for measurement of relative pay among the Peer Group. However, it is not the determinative factor used by the Compensation Committee in setting the compensation of the named executives, as discussed above under “The Analytical Process Used by the Compensation Committee.”

The Peer Group is comprised of the seven major U.S.-based global pharmaceutical companies: Abbott Laboratories, Bristol-Myers Squibb, Eli Lilly, Johnson & Johnson, Merck, Pfizer, and Wyeth. The Peer Group is the same group that management uses to evaluate operational and financial performance for non-compensatory purposes.

The Compensation Committee reconsiders from time to time whether the Peer Group is the correct comparator group. The Compensation Committee considered this matter, in a discussion led by the Committee’s Compensation Consultant, Kay, in 2008. The Compensation Committee concluded that the Peer Group remains the best comparator for the following reasons:

•	The business models of these other U.S.-based global pharmaceutical companies are similar to Schering-Plough’s business model, with full research and development capabilities and an experienced professional sales force for pharmaceutical products;
•	The ownership structure is similar, with those investors who understand and appreciate the pharmaceutical industry often also owning the common stock issued by many of the other companies in the Peer Group;
•	The regulatory environment is similar for Schering-Plough and the Peer Group. So are the societal pressures, such as the pressures created by concerns relating to drug safety and efficacy;

•	Schering-Plough competes with all of the companies in the Peer Group for experienced pharmaceutical executives. The pharmaceutical industry is science-focused and driven by innovation. As a result, to excel in the pharmaceutical industry, Schering-Plough believes that executives need industry-specific experience on top of the skills required by their functions; and
•	The company groupings for “U.S. Pharmas” used by financial analysts are also similar to the Peer Group.

The Current Environment of the Pharmaceutical Industry and Executive Recruitment. The pharmaceutical industry is science-focused and driven by innovation. Other characteristics of the pharmaceutical industry include:

•	Drugs discovered through innovation save lives and improve the quality of lives;
•	There are still many unknowns in the complex and dynamic science of human health — even if every step of the discovery and development process is executed flawlessly, there is an ever-present risk of failure;
•	With any drug, there is always a balance between benefits and risks, and society’s increasing demand for innovation to cure illness is offset by society’s aversion to risk;
•	The industry is highly regulated and uncertainties in the political environment impact the regulatory framework;
•	Research-based drug discovery and development works on a five-year to fifteen-year new drug cycle;
•	The cost of drug discovery and development is high and often unpredictable; and
•	The intellectual property laws (which evolve as governments change), competitive pressures, reimbursement pressures and regulatory/science developments often limit the effective commercial life of a drug to a few years, putting pressure on replenishing the product portfolio by successful research and development.

As a result, Schering-Plough believes executives with specific industry experience are most likely to excel. At the same time, there is a small pool of superior executives with pharmaceutical industry experience. These factors can make it difficult to recruit a top-performing management team, which makes retention very important for Schering-Plough.

Historical Information About Management and Compensation

Historical Information. The Compensation Committee and Schering-Plough believe that knowledge of unique circumstances that impacted Schering-Plough is helpful in understanding the current compensation program. Accordingly, details of these circumstances are set out below.

Background on the Recruitment of New Management in 2003. Earlier this decade, Schering-Plough faced a number of very serious business, legal and regulatory challenges. These challenges included:

•	Declining sales and profits across the product portfolio;
•	A Consent Decree with the FDA relating to manufacturing practices that was unprecedented in the scope of remediation and revalidation requirements;
•	Multiple legal issues around sales and marketing practices;
•	Severe cash flow pressures;
•	Several enforcement actions initiated by the SEC; and
•	The urgent need to upgrade Schering-Plough infrastructure in many areas.

As a result of these challenges, there was a critical need to rebuild employee engagement and morale as well as to build trust with the external stakeholders — including Schering-Plough’s customers, regulators and investors. Details of many of these challenges can be found in Schering-Plough’s 10-K, 10-Q and 8-K filings.

In 2002, the Board determined that new management was needed to solve the challenges and transform Schering-Plough into a high-performing company that could provide value to shareholders over the long term. In November 2002, the Board elected an independent Director to assume the position of Chairman of the Board and decided to recruit a new CEO. The Board embarked on a search to locate a proven CEO who could deal with Schering-Plough’s accelerating challenges. The search was complex due to a number of factors, including:

•	The Board believed that to excel, the CEO would need expertise in science, a broad array of skills to lead a complex global pharmaceutical enterprise (preferably acquired by long service as CEO of another U.S.-based pharmaceutical company), and skill at building trust with external stakeholders;
•	The Board felt the candidate should possess a demonstrated track record at driving turnarounds; and
•	Under Schering-Plough’s Consent Decree with the FDA, the CEO was required to assume personal responsibility for accomplishing the Consent Decree work plan.

The Board was fortunate in attracting Hassan in April 2003. He had been Chairman and CEO of Pharmacia before it was acquired by Pfizer. He had received a contract to serve as Vice Chairman of Pfizer and was also being aggressively pursued to lead another global pharmaceutical company at the time he decided to join Schering-Plough. He had led turnarounds and transformations in research-based global pharmaceutical companies similar to Schering-Plough. Hassan also brought to Schering-Plough a long record of business integrity. The Board believed that tone at the top was especially important for a company going through a difficult period.

Hassan’s personal reputation allowed Schering-Plough to attract very strong executives who together formed the new team at the top — the Executive Management Team. Many of the new executives had previously distinguished themselves in companies equivalent to, or larger than, Schering-Plough. For example:

•	Bertolini was recruited in November 2003 from PricewaterhouseCoopers, where he was a global leader of the pharmaceutical industry practice, to serve as Chief Financial Officer;
•	Cox, who had been an executive at Pharmacia, was recruited in May 2003 to lead the global pharmaceutical business;
•	Koestler was recruited in August 2003 from Pfizer and now leads the research and development organization; and
•	Sabatino was recruited in April 2004 from Baxter International, a research-based health care company, to serve as General Counsel.

Re-design of the Compensation Program in 2003-2004. In 2003, the Compensation Committee determined that the executive compensation program should be re-designed with the goal of avoiding behaviors that had led to Schering-Plough’s challenges and to better support the objectives described above.

To lead the way for all employees, Hassan voluntarily asked the Compensation Committee to forfeit his 2003 bonus of several million dollars even though he had met his 2003 performance objectives. Also, even before the Compensation Committee had instituted the “Stock Ownership Guidelines,” as soon as counsel cleared the timing of the purchase in November 2003, Hassan made an open market purchase of Schering-Plough common shares with $4.6 million of his own funds to demonstrate his confidence in the ability of the new team to turn around Schering-Plough and deliver long-term high performance.

In connection with the new compensation program:

•	A broad-based 15% profit sharing program was terminated and replaced with a broad-based incentive plan;
•	No bonuses were paid to executives (other than a signing bonus paid to Cox as part of her initial compensation package); and
•	Executive salaries were frozen until April 2005 while the new program was implemented and until performance began to improve.

Schering-Plough implemented the new compensation program on January 1, 2004. At the same time, Schering-Plough initiated a rigorous performance management system that included tying pay to both company and individual performance.

Accomplishments of the New Management Team. The new CEO was able to quickly apply his previous experience in analyzing the challenges at Schering-Plough and devising solutions. Shortly after taking charge, Hassan laid out a six-to-eight-year strategic plan, called the Action Agenda. This Action Agenda has five phases: Stabilize, Repair, Turnaround, Build the Base, and Breakout. The Board approved and has supported the Action Agenda.

To date, the new management team is on track with the Action Agenda schedule, having led Schering-Plough through the first three phases. The fourth phase of the Action Agenda was entered in late 2006. The Compensation Committee measures performance of the new management team from January 1, 2004 forward, because 2004 was the first full year under the new management team’s leadership and the first full year under the new performance-based compensation system. The specific performance measures that relate to particular elements of executive compensation are discussed in detail in the “Compensation Discussion and Analysis,” and the Compensation Committee believes the excellent performance over this period was driven by the performance-based compensation programs that the Committee initiated at the start of 2004, with the full support of the new CEO.

Information About the Compensation Committee of the Board of Directors and its Practices

Membership and Independence. The Compensation Committee of the Board of Directors currently has four members. Each member is an independent Director, as independence is defined by the New York Stock Exchange listing standards and the more restrictive Schering-Plough Board Independence Standard included in the Corporate Governance Guidelines, which is available on Schering-Plough’s Web site at www.schering-plough.com.

Functions and Process. The Compensation Committee operates under a written charter adopted by the Board. The charter is available on Schering-Plough’s Web site at www.schering-plough.com.

Consistent with the provisions of its charter, the Compensation Committee reviews and approves the compensation of the CEO and other senior executive officers. The Compensation Committee’s review and approval of the compensation of executive officers includes:

•	Determining compensation levels;
•	Determining the mix of compensation instruments, including the mix of long-term and short-term incentive awards and the mix of cash and equity;
•	Setting the annual base salary level;
•	Setting goals and objectives used to determine performance-based compensation;
•	Setting the annual and long-term incentive award opportunity;
•	Determining whether an executive will receive an employment agreement, severance and/or change of control protections and determining the provisions thereof;
•	Determining whether the executive will receive special or supplemental benefits and personal benefits beyond those provided by Schering-Plough to all employees; and
•	Undertaking an annual review of total compensation for each executive and a comparison to market data.

In determining executive compensation, the Compensation Committee considers all relevant material factors, which may include:

•	Schering-Plough’s performance;
•	The performance of a business unit (as applicable);
•	The executive’s performance;
•	Relative shareholder return;
•	The value of similar compensation instruments at comparable companies;
•	Retention needs and the retention features of various compensation instruments;
•	The accounting, tax and other items that impact the cost to Schering-Plough of various compensation instruments; and
•	Shareholder dilution (when equity compensation instruments are involved).

For more information on how these factors affected the compensation paid to the named executives in 2008 (as set forth in the Summary Compensation Table and accompanying tables and narratives below), see the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 21.

The Compensation Committee’s Consultant. Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO and executive officer compensation. In determining the amount and form of executive compensation, the Compensation Committee often asks for advice from its outside compensation consultant. To add further process integrity to the system for determining compensation, the Committee has named an independent consultant, who is heavily involved in the Committee’s work and is subject to a rigorous independence policy, as described below. During 2008, Ira Kay of Watson Wyatt served as the Committee’s consultant.

Independence Policy for the Compensation Consultant. Kay does not now provide, and has never provided, any other services to Schering-Plough, any member of management, or any other employee of Schering-Plough. The Compensation Committee tightened the independence policy for its consultant in 2009:

1.	The compensation consultant is retained by, and reports directly to, the Compensation Committee of the Board of Directors.
2.	The compensation consultant and his team work with management and other Schering-Plough employees only as directed by the Compensation Committee or the Committee’s Chairman, for example, to gather information on proposals that management plans to make to the Compensation Committee so that the consultant can analyze the matter and provide an informed recommendation at Compensation Committee meetings.
3.	No other employee of the compensation consultant’s consulting firm or its affiliated companies may provide any services relating to executive compensation to Schering-Plough or its subsidiaries.
4.	The consulting firm and its affiliates (but not the consultant or his direct staff) may provide other services, such as actuarial services relating to broad-based plans, but the aggregate billed for all such other services may not exceed 1/2 of 1% of the consolidated gross revenues of the consulting firm and its affiliates during any calendar year. In 2009, the threshold was reduced to 1/4 of 1%.
5.	In January of each year, the consulting firm shall provide a certification confirming compliance with the Compensation Committee’s independence policy during the prior calendar year.

The Compensation Committee has received the Watson Wyatt certification of independence for 2008.

Compensation Consultant’s Work During 2008. At the direction of the Compensation Committee, in 2008, Kay met with the Chairman of the Committee prior to each meeting to review the proposed agenda and also attended each meeting of the Committee. In addition, Kay reviewed the “Compensation Discussion and Analysis” section of this proxy statement as well as the other information about the Compensation Committee and executive compensation contained in this proxy statement. He discussed that review with the Compensation Committee.

In addition, during 2008, Kay:

•	Provided an analysis of the probability of achieving the performance measures for the 2008 annual incentive opportunity to ensure that the performance goals were sufficiently challenging, and his review also enabled the Committee to become comfortable that the nature of the challenge was not unreasonable in a manner that might encourage unwanted risk taking;
•	Assisted in the determination of total compensation for each named executive;
•	Provided advice regarding the changes in compensation and benefit programs for executives implemented by the Committee during 2008, including the 2009 freeze of base salary for named executives, the salary adjustment and equity award to Koestler in recognition of his strong performance in a key role that is critical to Schering-Plough’s future success and the salary adjustment and bonus for Sabatino in recognition of his strong performance and a change in duties;
•	Reviewed the Peer Group (as described on page 32 of the “Compensation Discussion and Analysis”) with the Committee and analyzed benchmarking data; and
•	Compared the various components of the executive compensation program to the Peer Group and to relevant markets for recruiting executives with similar skills and expertise.

Interaction with Management. The Compensation Committee frequently asks for input from management. Given Hassan’s experience in driving high performance in the pharmaceutical industry, as well as turning around troubled companies, the Compensation Committee often seeks his input beyond his thoughts as the CEO. Schering-Plough’s human resources executives and corporate secretary/governance officer regularly support the Compensation Committee’s work. Certain named executives attend Compensation Committee meetings from time to time as needed. During 2008, these included: Bertolini, Schering-Plough’s Chief Financial Officer, who attends along with the strategic planning executive and/or the controller to discuss financial goals and performance; and Sabatino, Schering-Plough’s General Counsel, who attends along with securities lawyers, tax lawyers and compensation lawyers to discuss legal requirements. In addition, other Schering-Plough professional employees, including human resources compensation staff, accountants and internal auditors, support the Compensation Committee as requested.

Interaction with Schering-Plough’s Consultant. On occasion, outside executive compensation consultants (other than Kay, the Committee’s consultant) provide market and benchmarking data to Schering-Plough’s human resources executives, which may be shared with and considered by the Compensation Committee. However, the Compensation Committee looks only to Kay, and to no other consultant, for assistance in determining and recommending the compensation for the named executives and other executive officers.

Outside Experts. In addition, the Compensation Committee from time to time seeks advice from outside counsel who are experts in executive compensation, disclosure and tax matters. The “Compensation Discussion and Analysis,” as well as the other information about the Compensation Committee and executive compensation contained in this proxy statement, were also reviewed by outside compensation and securities lawyers.

Interaction with the Board. The Compensation Committee also seeks the Board’s thoughts on compensation decisions from time to time.

Private Sessions. After receiving all inputs that the Compensation Committee has requested on a particular compensation matter, the Committee’s usual practice is to meet in a private session, with only Committee members in attendance, to reach its final decision. During 2008, the Compensation Committee held a private session at every Committee meeting.

Note: At Schering-Plough, the Nominating and Corporate Governance Committee of the Board of Directors is responsible for outside Director compensation. For details, see “Information About the Nominating and Corporate Governance Committee of the Board of Directors and its Practices” beginning on page 16 and “Director Compensation” beginning on page 6.

Compensation Committee Interlocks and Insider Participation

There are none.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management, its compensation consultant, compensation counsel and securities counsel. Based on the review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the 2008 10-K.

Committee’s Objectives in Designing the Compensation System. The Compensation Committee designed the current compensation program with the following objectives:

•	To attract and retain the management team;
•	To motivate the management team to provide superior performance that would build long-term shareholder value; and
•	To compensate the management team based on the level of performance, providing superior pay — at or above the 75th percentile of the Peer Group — when performance is superior, and decreasing pay for lesser performance.

The Compensation Committee believes the program has achieved these objectives, as described in this report and throughout the “Compensation Discussion and Analysis.”

Basis for 2008 Compensation Decisions. In determining the CEO’s compensation for 2008, the Compensation Committee determined that the CEO’s performance exceeded expectations, with significant achievements including:

•	Schering-Plough’s strong sales, EPS, and operating performance in 2008 and during the period since the CEO joined Schering-Plough in 2003;
•	The CEO’s leadership in maximizing the business and financial performance in continuing the Build the Base phase of the strategic Action Agenda;
•	Transformation of the R&D process to produce the current robust product pipeline;
•	Substantial progress in driving product performance in Schering-Plough products;
•	Substantial success in progress on the OBS acquisition of 2007, including meeting accretion targets, driving product performance and pushing forward pipeline projects;
•	The design and successful implementation of Schering-Plough’s Productivity Transformation Program cost savings initiative quickly when warranted by unanticipated developments;
•	The CEO’s leadership on behalf Schering-Plough with external audiences which are key to the health of the pharmaceutical industry, both in the U.S. and globally; and
•	The CEO’s application of his prior experience to deliver performance at Schering-Plough.

The Compensation Committee also notes the interest of other Boards to recruit the CEO to other pharmaceutical companies, as well as large companies outside the industry.

In determining the compensation of the other named executives, the Compensation Committee considered each named executive’s contribution to:

•	The strong sales, EPS and operating performance in 2008 and since he or she joined Schering-Plough;
•	The successful implementation of Schering-Plough’s Productivity Transformation Program cost savings initiative;
•	Substantial success in progress on the OBS acquisition of 2007, including meeting accretion targets, driving product performance and pushing forward pipeline projects; and
•	Advancing the strategic Action Agenda, which included:

•	Growing the top and bottom line;
•	Improving cash flows;
•	Advancing the R&D pipeline; and
•	Building strength in emerging markets.

Conclusion. The Committee has included the additional details in this Report in order to help the reader understand Schering-Plough’s performance-based executive compensation system, the strong ties of compensation to performance and the Committee’s rationale for the specific 2008 compensation decisions that are explained in detail in the “Compensation Discussion and Analysis.” Shareholders’ inquiries are welcome through the shareholder contacts set out under “Shareholder Engagement Program” on page 18.

COMPENSATION COMMITTEE

Hans W. Becherer, Chairman
C. Robert Kidder
Patricia F. Russo
Jack L. Stahl

SUMMARY COMPENSATION TABLE

As required by SEC disclosure rules, the Summary Compensation Table sets forth information concerning compensation earned during 2006, 2007 and 2008 by the Chief Executive Officer, the Chief Financial Officer and each of the next three most highly compensated executive officers of Schering-Plough as of December 31, 2008 (collectively referred to as the “named executives”).
■  Numbers in blue are pay that is subject to forfeiture if performance conditions are not met.  ■  Numbers in green are pay that is subject to forfeiture until time-based vesting conditions are met.
■  Numbers in red are previously reported amounts that were forfeited because performance targets were not met.

										Change in Pension
										Value and
										Nonqualified
										Deferred
							Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary		Bonus	Stock Awards		Awards	Compensation		Earnings	Compensation	Total ($)
Position in 2008	Year	($)		($)	($) (3)		($) (5)	($) (6)		($) (7)	($) (8)	Shown on Table

Fred Hassan Chairman of the Board & Chief Executive Officer	2008	$1,720,250	(1)	$0	Deferred stock units: Long-term performance units: Transformational incentive: (4) Performance-based shares: Total:	$867,269 411,989 (8,685,906) 5,560,958 (1,845,690)	$7,094,661	Annual incentive:	$3,387,150	$1,926,752	$620,266	$12,903,389

	2007	1,670,000		0	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	3,374,238 1,441,960 4,792,103 3,900,919 13,509,220	8,987,163	Annual incentive:	4,033,050	1,515,382	608,937	30,323,752

	2006	1,646,250		0	Deferred stock units: Long-term performance units: Transformational incentive: Total:	4,184,936 2,129,418 3,893,803 10,208,157	2,878,072	Annual incentive: Long-term incentive: Total:	4,175,000 8,596,698 12,771,698	1,520,822	632,927	29,657,926

Robert J. Bertolini Executive Vice President & Chief Financial Officer	2008	960,250		0	Deferred stock units: Long-term performance units: Transformational incentive: (4) Performance-based shares: Total:	345,173 119,202 (2,895,302) 1,641,840 (789,087)	1,940,525	Annual Incentive:	1,012,960	153,586	144,986	3,423,220

	2007	908,000		0	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	578,048 417,206 1,597,368 1,129,213 3,721,835	1,689,620	Annual incentive:	1,183,672	553,308	152,875	8,209,310

	2006	858,725		0	Deferred stock units: Long-term performance units: Transformational incentive: Total:	1,040,975 616,110 1,297,934 2,955,019	786,657	Annual incentive: Long-term incentive: Total:	1,400,000 2,882,725 4,282,725	883,343	137,712	9,904,181

Carrie S. Cox Executive Vice President & President, Global Pharmaceuticals	2008	1,089,000	(1)	0	Deferred stock units: Long-term performance units: Transformational incentive: (4) Performance-based shares: Total:	599,309 158,204 (2,895,302) 1,863,737 (274,052)	2,259,668	Annual incentive:	1,146,080	586,316	172,922	4,979,934

	2007	1,037,500		0	Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	992,609 553,712 1,597,368 1,334,525 4,478,214	2,180,888	Annual incentive:	1,327,200	544,811	249,687	9,818,300

	2006	987,500		0	Deferred stock units: Long-term performance units: Transformational incentive: Total:	1,453,756 817,696 1,297,934 3,569,386	1,115,694	Annual incentive: Long-term incentive: Total:	1,600,000 3,294,543 4,894,543	515,549	222,760	11,305,432

										Change in Pension
										Value and
										Nonqualified
										Deferred
							Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary	Bonus		Stock Awards		Awards	Compensation		Earnings	Compensation	Total ($)
Position in 2008	Year	($)	($)		($) (3)		($) (5)	($) (6)		($) (7)	($) (8)	Shown on Table

Thomas P. Koestler, Ph.D. Executive Vice President & President, Schering-Plough Research Institute	2008	811,288	0		Deferred stock units: Long-term performance units: Performance-based shares: Total:	765,000 65,918 1,175,552 2,006,470	1,790,314	Annual Incentive:	786,377	520,241	150,115	6,064,805

	2007	726,250	0		Deferred stock units: Long-term performance units: Performance-based shares: Total:	899,663 230,711 780,184 1,910,558	1,304,013	Annual incentive:	828,345	428,785	151,879	5,349,830

	2006	611,458	0		Deferred stock units: Long-term performance units: Total:	825,393 340,703 1,166,096	268,571	Annual incentive: Long-term incentive: Total:	980,000 2,017,908 2,997,908	335,551	117,543	5,497,127

Thomas J. Sabatino, Jr. Executive Vice President and General Counsel	2008	789,959	500,000	(2)	Deferred stock units: Long-term performance units: Transformational incentive: (4) Performance-based shares: Total:	261,036 93,099 (2,742,110) 1,115,778 (1,272,197)	1,344,009	Annual Incentive:	891,384	319,338	125,575	2,698,068

	2007	747,000	0		Deferred stock units: Long-term performance units: Transformational incentive: Performance-based shares: Total:	560,373 325,848 1,512,854 780,184 3,179,259	1,276,808	Annual incentive:	852,012	322,338	128,898	6,506,315

	2006	711,125	0		Deferred stock units: Long-term performance units: Transformational incentive: Total:	775,000 481,197 1,229,256 2,485,453	734,692	Annual incentive: Long-term incentive: Total:	1,008,000 1,902,599 2,910,599	304,312	132,433	7,278,614

(1)	Amount for 2008 includes $877,328 salary deferred at Hassan’s election, and $163,350 salary deferred at Cox’s election, and invested in the executive’s account in the unfunded savings plan. For more information about deferred amounts, including earnings on deferred amounts, see the Nonqualified Deferred Compensation Table and related notes and narrative beginning on page 48.

(2)	Amount represents a special cash award for Sabatino as described in the Compensation Discussion and Analysis above.

(3)	The amounts set forth next to each award represent the dollar amount recognized for financial statement reporting purposes for awards granted in and before 2008, in accordance with FAS 123R, for each named executive, disregarding any estimate of forfeitures relating to service-based vesting conditions applicable to that award. These amounts do not necessarily represent the actual value realized by the named executives during 2008, or, in the case of the performance-based shares, the value the named executive could realize upon completion of the applicable performance period. For discussion of the assumptions used in these valuations see, respectively, Note 4 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2006, Note 5 for the year ended December 31, 2007 and Note 6 for the year ended December 31, 2008.

For each of the named executives, the “Stock Awards” column includes the expense recognized pursuant to FAS 123R for the following awards:
• deferred stock units that vested in 2008 or remained outstanding as of December 31, 2008;

     •    long-term performance share units that were granted in 2004 for the three-year performance period ended December 31, 2006, which have been earned but were subject to a three-year service-based vesting provision (25% percent of the award earned vested as of December 31, 2006, 50% vested as of December 31, 2007 and 25% vested as of December 31, 2008);

• transformational incentive shares that were granted in 2004 with a five-year performance period ending December 31, 2008;
• performance-based share awards that were granted in 2007 and 2008 with a three-year performance period ending December 31, 2009 and December 31, 2010, respectively; and

     •    for Koestler, the special service- and performance-based stock award with respect to 250,000 Schering-Plough common shares granted on October 1, 2008, as described in more detail beginning on page 27 of the Compensation Discussion and Analysis.

For those executives that become retiree eligible during the vesting period of a post-January 1, 2006 grant, the deferred stock unit awards become nonforfeitable to such executive on the later of (i) attainment of retirement eligibility (which, for the purposes of Schering-Plough’s stock incentive plan, is attainment of age 65 or attainment of age 55 with five years of service) and (ii) the one-year anniversary of the award’s grant date. Under FAS 123R, the cost of retiree eligible awards are amortized over the shorter of (1) the award’s vesting period, or (2) if the named executive is retirement eligible at the time of grant (or becomes retirement eligible during the one-year period from the grant date), the one-year period following the grant date. Because Hassan and Koestler became retirement eligible in 2008, Schering-Plough’s financial statement expense amounts, and, consequently, the amounts set forth in this column, reflect the accelerated cost recognition of these awards pursuant to the requirements of FAS 123R, even though distribution of the awards is not accelerated upon retirement by operation of the plan.

For more information on these awards, see the Grants of Plan-Based Awards Table and related notes.

(4)	In accordance with FAS 123R, Schering-Plough reversed in 2008 a substantial portion of the accounting expense associated with the transformational incentive awards because the applicable performance goals were achieved at less than target. In accordance with SEC disclosure rules, the amount reported in 2008 as a reversal of this expense is limited to the amounts previously reported on the 2006 and 2007 Summary Compensation Table. The actual awards earned by the named executives is provided on page 29 of the “Compensation Discussion and Analysis” and in the Option Exercises and Stock Vested table on page 46.

(5)	Amount represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 for each named executive, disregarding any estimate of forfeitures relating to service-based vesting conditions and, therefore, include amounts from options granted in and prior to 2008. These amounts do not necessarily represent the actual value realized by the named executives during those years. For discussion of the assumptions used in these valuations, see, respectively, Note 4 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2006, Note 5 for the year ended December 31, 2007 and Note 6 for the year ended December 31, 2008.

For those executives that become retiree eligible during the vesting period of a post-January 1, 2006 grant, stock options become nonforfeitable to such executive on the later of (i) attainment of retirement eligibility (which, for the purposes of Schering-Plough’s stock incentive plan, is attainment of age 65 or attainment of age 55 with five years of service) and (ii) the one-year anniversary of the award’s grant date. Therefore, under FAS 123R, the cost of retiree eligible awards are amortized over the shorter of (1) the award’s vesting period, or (2) if the named executive is retirement eligible at the time of grant (or becomes retirement eligible during the one-year period from the grant date), the one-year period following the grant date. Because Hassan and Koestler became retirement eligible in 2008, Schering-Plough’s financial statement expense amounts, and, consequently, the amounts set forth in this column, reflect the accelerated cost recognition of these options pursuant to the requirements of FAS 123R, even though the executive’s ability to exercise the option is not accelerated upon retirement by operation of the plan.

For more information on performance-based stock options, see “Key Performance Metrics for 2008 Pay” on page 22, and the Grants of Plan-Based Awards Table and related notes.

(6)	The “Non-Equity Incentive Plan Compensation” column sets forth the amount earned by the named executives in 2008, pursuant to Schering-Plough’s annual cash incentive plan for senior management.

For more information on this plan, including the performance measures used to calculate the payments to the named executives, see “Key Performance Metrics for 2008 Pay” on page 22 and the Grants of Plan-Based Awards Table and accompanying narrative.

(7)	The amounts set forth in the “Change in Pension Value” column represent solely the aggregate change in the actuarial present value of each named executive’s accumulated benefit under Schering-Plough’s qualified and nonqualified defined benefit pension plans from December 31, 2007 to December 31, 2008. For more information about those plans, see the Pension Benefits Table and related notes and narrative.

Schering-Plough’s unfunded savings plan does not provide for above market or preferential earnings. All earnings credited reflect earnings that would be achieved under the mirrored investment choices available under Schering-Plough’s 401(k) savings plan. For more information, see the Nonqualified Deferred Compensation Table and related notes and narrative.

(8)	The amounts set forth in the “All Other Compensation” column for 2006, 2007 and 2008 for the named executives are detailed in the tables below. As described in more detail in “Employee Benefits” beginning on page 29, Schering-Plough believes there is a business purpose for the few personal benefits provided only to executives. In accordance with SEC disclosure rules, Schering-Plough calculates the cost of personal benefits provided to the named executives as the incremental cost to Schering-Plough of providing those benefits.

Schering-Plough does not pay tax gross-ups or reimbursements on these benefits.

For the corporate-owned aircraft, Schering-Plough’s incremental cost calculation for personal use of the aircraft is based on the average variable cost per flight hour. This includes cost of fuel, crew hotels and meals, on-board catering, trip-related maintenance, landing fees, trip-related hangar/parking costs and smaller variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. Since the corporate-owned aircraft are used primarily for business travel (over 98% in 2008), the incremental cost calculations exclude the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the corporate-owned aircraft and the cost of maintenance that is not related to personal travel. The average variable cost per flight hour was higher in 2008 than 2007 due to an increase in fuel prices and maintenance costs. As such, although Hassan’s personal use flight hours decreased from 2007 to 2008, Schering-Plough’s incremental cost in 2008 increased slightly. For tax purposes, income is imputed to the named executive for non-business travel based on a multiple of the Standard Industry Fare Level (SIFL) rates.

Schering-Plough does not have an aircraft dedicated to any executive. Decisions as to who may use the corporate aircraft are based on business priorities. Schering-Plough permits “ride alongs” on corporate aircraft in limited situations, where a spouse or other family member of an executive, traveling for business, is permitted to accompany the executive if the seat would otherwise be unoccupied. However, the practice at Schering-Plough is to fill the planes with employees traveling for business when possible. It is not unusual for non-executive employees, who are traveling for business, to fill all seats when an executive is using the aircraft, in which case there is no room for “ride alongs.” If the aircraft is traveling for a personal flight, “ride alongs” are permitted and then the full incremental cost of using the aircraft is shown as a personal benefit for the executive(s) on the aircraft. Other than catering, there is no incremental cost to Schering-Plough for the “ride alongs.” Schering-Plough includes the cost of all catering in the hourly rate for use of the aircraft. As a result, any catering costs for “ride alongs” is spread over all flights, including personal flights where there is no catering.

Schering-Plough’s incremental cost calculation for personal use of the cars and drivers includes driver overtime, meals and travel pay, maintenance and fuel costs. All of the cars and drivers also provide business transportation to other executives and non-executive Schering-Plough personnel. Since the cars are used primarily for business travel (over 94% in 2008), the calculation excludes the fixed costs that do not change based on personal usage, such as drivers’ salaries and the purchase costs of the cars.

Personal security, home security, financial planning and tax preparation are valued at actual costs billed by outside vendors. Schering-Plough contributions to savings plans consist of Schering-Plough’s annual 3% contribution and up to 2% matching contribution to the account of each employee under the 401(k) savings plan and the unfunded savings plan. Executive life insurance is computed based on the cost of life insurance premiums above $50,000, the tax-free limit on group term life insurance.

Personal Benefits Included in All Other Compensation								Other Amounts Included in All Other Compensation
			Corporate	Personal	Home	Financial	Tax			Company
		Corporate-owned	car and	security	security	planning	preparation			contributions	Executive life
		aircraft	driver	services	system	services	services			to savings plans	insurance

Hassan	2008	$91,401	$1,688	$142,500	$6,604	$5,000	$2,500	Hassan	2008	$287,668	$82,905
	2007	75,544	1,101	146,680	3,127	7,000	2,500		2007	292,250	80,735
	2006	142,444	1,221	134,305	4,970	0	0		2006	266,392	83,595
Bertolini	2008	0	2,672	0	595	5,000	2,500	Bertolini	2008	107,198	27,021
	2007	0	2,999	0	782	5,000	2,500		2007	115,400	26,194
	2006	0	4,611	0	572	5,000	2,500		2006	96,766	28,263
Cox	2008	0	3,007	0	1,481	5,000	2,500	Cox	2008	120,810	40,124
	2007	64,652	3,482	0	719	7,500	2,500		2007	131,875	38,959
	2006	51,059	2,279	0	716	2,500	2,500		2006	121,790	41,916
Koestler	2008	0	1,110	0	595	5,000	2,500	Koestler	2008	81,979	58,931
	2007	0	2,331	0	2,037	7,500	2,500		2007	85,313	52,198
	2006	0	1,245	0	9,959	0	0		2006	62,213	44,126
Sabatino	2008	0	1,718	0	984	5,000	2,500	Sabatino	2008	82,098	33,275
	2007	0	943	0	391	5,000	2,500		2007	87,750	32,314
	2006	0	554	0	8,467	5,000	2,500		2006	81,041	34,871

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning each grant of an award made to the named executives in 2008 under any plan.

■  Numbers in blue are pay that is subject to forfeiture if performance conditions are not met.  ■  Numbers in green are pay that is subject to forfeiture until time-based vesting conditions are met.

									All Other
									Option Awards:		Grant Date
						Estimated Future Payouts			Number of	Exercise or	Fair Value of
			Estimated Possible Payouts Under			Under Equity Incentive			Securities	Base Price	Stock and
			Non-Equity Incentive Plan Awards(1)			Plan Awards(2)			Underlying	of Option	Options
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	Award Type	($)	($)	($)	(#)	(#)	(#)	(#) (4)	($/Sh)	($)

Fred Hassan	1/1/08	Annual Incentive	$0	$2,605,500	$5,211,000
	2/29/08	Performance-Based Shares				0	282,000	564,000			$5,477,850
	5/1/08	Performance-Based Stock Option				0	167,200	167,200		$18.85	1,001,522
	5/1/08	Stock Option							668,800	18.85	4,006,088

Robert J. Bertolini	1/1/08	Annual Incentive	0	779,200	1,558,400
	2/29/08	Performance-Based Shares				0	87,000	174,000			1,689,975
	5/1/08	Performance-Based Stock Option				0	52,000	52,000		18.85	311,478
	5/1/08	Stock Option							208,000	18.85	1,245,913

Carrie S. Cox	1/1/08	Annual Incentive	0	881,600	1,763,200
	2/29/08	Performance-Based Shares				0	90,000	180,000			1,748,250
	5/1/08	Performance-Based Stock Option				0	54,000	54,000		18.85	323,458
	5/1/08	Stock Option							216,000	18.85	1,293,832

Thomas P. Koestler, Ph.D.	1/1/08	Annual Incentive	0	604,905	1,209,810
	2/29/08	Performance-Based Shares				0	67,000	134,000			1,301,475
	10/1/08	Special Performance Award (3)				0	250,000	250,000			4,620,000
	5/1/08	Performance-Based Stock Option				0	44,000	44,000		18.85	263,558
	5/1/08	Stock Option							176,000	18.85	1,054,234

Thomas J. Sabatino, Jr.	1/1/08	Annual Incentive	0	685,680	1,371,360
	2/29/08	Performance-Based Shares				0	57,000	114,000			1,107,225
	5/1/08	Performance-Based Stock Option				0	34,000	34,000		18.85	203,659
	5/1/08	Stock Option							136,000	18.85	814,635

(1)	Amounts represent annual cash incentive grants made to each named executive pursuant to the 2008 Operations Management Team Incentive Plan. The actual amounts earned by each named executive pursuant to such awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information on the performance metrics applicable to these awards, see “The Elements of 2008 Compensation” beginning on page 26. There are no payouts under the plan if performance falls below a specified threshold.

(2)	Amounts represent grants of performance-based stock options (representing 20% of each named executive’s aggregate 2008 stock option grant) and performance-based share awards to the named executives in 2008.

Payout of the performance-based stock options can range from zero at threshold up to a maximum 100% which is achieved at the target performance level. No additional shares can be earned for performance above target. As a result, the threshold is reflected as zero, and maximum payable is the target amount. Since the corporate performance goals for 2008 were satisfied, 100% of the 2008 performance-based stock options were earned. Once earned, the stock options vest and become exercisable in substantially equal installments on the first, second and third anniversary of the grant date. No dividends or dividend equivalents are paid on the common shares underlying stock options, either during the performance period or during the subsequent vesting period. For more information on the performance-based stock options, including the performance measure on which payment of those awards are based, see “Key Performance Metrics for 2008 Pay” on page 22 and “The Elements of 2008 Compensation” beginning on page 26.

Payout of the performance-based share awards can range from zero to 200% of target, depending on the level of achievement of the applicable performance goals at the completion of the applicable three-year performance period. For more information on the performance-based share awards, including the performance measures on which payment of those awards are based, see “The Elements of 2008 Compensation” beginning on page 26. Dividends accrue on performance-based shares during the performance period and are reinvested on behalf of the named executive as additional target shares.

(3)	Amount represents the special service- and performance-based stock award with respect to 250,000 Schering-Plough common shares granted on October 1, 2008, as described in more detail beginning on page 27 of the “Compensation Discussion and Analysis” section of this proxy statement. This grant was made pursuant to Schering-Plough’s 2006 Stock Incentive Plan.

(4)	Eighty percent of the 2008 aggregate stock option grants to the named executives, which are reflected in this column, vest in substantially equal installments on the first, second and third anniversary of the grant date and are not subject to additional performance criteria. No dividends or dividend equivalents are paid on the common shares underlying stock options.

Narrative Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

As required by SEC disclosure rules, the Summary Compensation Table and the Grants of Plan-Based Awards Table above both reflect not only compensation earned and paid in 2008, but also amounts representing the opportunity to earn future compensation under performance-driven compensation incentives that may be forfeited based on future performance and/or service-based vesting conditions. These amounts are shown in blue or green, rather than black type, to assist the reader in easily identifying these contingent amounts. As a result of mixing compensation earned/paid and contingent compensation, the “total” shown in the Summary Compensation Table includes amounts that the named executives may never receive.

Employment Agreements with Named Executives. Schering-Plough has employment agreements with each of the named executives. The material terms of each employment agreement are summarized in the “Potential Payments Upon Termination and Change of Control and Other Contract Provisions,” beginning on page 49.

General Information on Base Salary Adjustments. Annual base salary increases for all employees of Schering-Plough become effective April 1 of each year. The amount shown in the “Salary” column of the Summary Compensation Table reflects three months of the named executives’ 2007 base salary and nine months of 2008 base salary. The amount shown in the “Salary” column for Koestler and Sabatino also reflects the base salary adjustments each received during the year as discussed on page 27 of the “Compensation Discussion and Analysis.”

General Information Regarding the Operations Management Team Incentive Plan. The annual incentive under the Operations Management Team Incentive Plan is paid in cash. The purpose of the annual incentive is to align senior management’s efforts across Schering-Plough on the most critical, shorter-term issues needed to move Schering-Plough forward on the strategic Action Agenda. Amounts paid under this shareholder-approved plan are intended to be deductible under Section 162(m) of the Internal Revenue Code.

At the beginning of each fiscal year, the Compensation Committee selects the performance metrics for the annual incentive. For each performance metric, the Committee sets a threshold, and if performance falls below a specified level, no annual incentive is earned or paid. For each performance metric, the Compensation Committee also sets specified performance levels that correspond to the minimum, target and maximum payout levels. Annual incentives are targeted at the median of the Peer Group, with above-average and superior performance resulting in actual payments above the median. The performance goals applicable to 2008 incentive awards are described in more detail beginning on page 28 of the “Compensation Discussion and Analysis” section of this proxy statement.

Once the corporate goals are determined, the incentive opportunity for each named executive may be reduced if individual objectives, including the demonstration of Leader Behaviors, are not achieved. The Leader Behaviors are summarized on page 31.

General Information Regarding Equity and Other Long-Term Incentive Awards. The current compensation program includes three equity components:

•	Traditional stock options;
•	Performance-based stock options; and
•	Performance-based shares.

All equity components are issued under the 2006 Stock Incentive Plan, which has been approved by shareholders and was designed to meet the requirements of Section 162(m) of the Internal Revenue Code.

Traditional Stock Options. Traditional stock options are generally subject to a three-year ratable vesting schedule and, since 2006, have a term of seven years.

Performance-Based Stock Options. 20% of the stock options granted to senior executives, including the named executives, are subject to performance vesting conditions. If earned, the options become exercisable in substantially equal installments on the first, second and third anniversary of the grant date.

Performance-Based Shares. Performance-based shares vest upon achievement of specific Schering-Plough business objectives as selected by the Compensation Committee in its discretion. Currently, performance is measured over a three-year period. At the beginning of the performance period the Compensation Committee establishes a target award for each participant. During the performance period (but only after the grant date), target awards are credited with dividend equivalents, which are converted into additional target shares which would become payable only to the extent that the underlying shares are earned. Payment of these awards is intended to be deductible under Section 162(m) of the Internal Revenue Code.

In addition, the Summary Compensation Table reflects amounts relating to awards granted in prior years, as described in more detail below, including:

•	Deferred Stock Units; and
•	Long-Term Performance Share Unit Incentives

Deferred Stock Units. Prior to 2007, the named executives other than Koestler were granted deferred stock units subject to performance vesting conditions as designated by the Compensation Committee. Once earned, the deferred stock awards vest on the third anniversary of the grant date. Deferred stock unit grants to Koestler were made prior to him joining the Executive Management Team and were not subject to performance vesting conditions.

Long-Term Performance Share Unit Incentives. The long-term performance share incentive opportunity focused on Schering-Plough’s long-term performance by providing an opportunity to earn performance stock units, payable in cash, at the end of the 2004 - 2006 performance period. Consistent with the retention objectives of Schering-Plough’s total compensation philosophy, only 25% of the earned award vested at the end of the performance period on December 31, 2006, 50% vested on December 31, 2007 and 25% of the earned award vested on December 31, 2008. Further, pursuant to its terms, payment of the award to each named executive is subject to mandatory deferral into the unfunded savings plans. Under the unfunded savings plan, amounts credited to the named executive’s account are not payable until the year following his or her termination of employment.

OUTSTANDING EQUITY AWARDS TABLE

The following table provides details about each outstanding equity award as of December 31, 2008.

	Option Awards
			Equity Incentive									Equity Incentive	Equity Incentive
			Plan Awards:									Plan Awards:	Plan Awards:
	Number of	Number of	Number of									Number of	Market or Payout
	Securities	Securities	Securities									Unearned	Value of
	Underlying	Underlying	Underlying					Stock Awards				Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised		Option			Number of Shares or				or Other Rights	Units or Other
	Options	Options	Unearned		Exercise		Option	Units of Stock		Market Value of Shares		That Have Not	Rights That Have
	(#)	(#)	Options	Grant	Price	Vesting	Expiration	That Have Not Vested		or Units of Stock		Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	Date	($)	Date (1)	Date	(#) (2)		That Have Not Vested($) (3)		(#) (4)	($) (5)

Fred Hassan	900,000	0		04/20/2003	$17.43	4/21/04	04/19/2013	Deferred stock units:	200,000	Deferred stock units:	$3,406,000	672,714	$11,456,319
	1,100,000	0		02/23/2004	18.20	2/24/05	02/22/2014
	220,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	880,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	133,333	66,667		05/19/2006	19.23	4/1/07	05/18/2013
	533,333	266,667		05/19/2006	19.23	4/1/07	05/18/2013
	78,667	157,333		05/01/2007	31.57	5/1/08	04/30/2014
	314,667	629,333		05/01/2007	31.57	5/1/08	04/30/2014
	0	167,200		05/01/2008	18.85	5/1/09	04/30/2015
	0	668,800		05/01/2008	18.85	5/1/09	04/30/2015

Robert J. Bertolini	350,000	0		11/17/2003	15.87	11/18/04	11/16/2013	Deferred stock units:	40,000	Deferred stock units:	681,200	200,159	3,408,708
	250,000	0		02/23/2004	18.20	2/24/05	02/22/2014
	50,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	200,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	32,000	16,000		05/19/2006	19.23	4/1/07	05/18/2013
	128,000	64,000		05/19/2006	19.23	4/1/07	05/18/2013
	23,000	46,000		05/01/2007	31.57	5/1/08	04/30/2014
	92,000	184,000		05/01/2007	31.57	5/1/08	04/30/2014
	0	52,000		05/01/2008	18.85	5/1/09	04/30/2015
	0	208,000		05/01/2008	18.85	5/1/09	04/30/2015

	Option Awards
			Equity Incentive									Equity Incentive	Equity Incentive
			Plan Awards:									Plan Awards:	Plan Awards:
	Number of	Number of	Number of									Number of	Market or Payout
	Securities	Securities	Securities									Unearned	Value of
	Underlying	Underlying	Underlying					Stock Awards				Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised		Option			Number of Shares or				or Other Rights	Units or Other
	Options	Options	Unearned		Exercise		Option	Units of Stock		Market Value of Shares		That Have Not	Rights That Have
	(#)	(#)	Options	Grant	Price	Vesting	Expiration	That Have Not Vested		or Units of Stock		Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	Date	($)	Date (1)	Date	(#) (2)		That Have Not Vested($) (3)		(#) (4)	($) (5)

Carrie S. Cox	80,000	0		04/25/2005	20.70	4/26/06	04/24/2015	Deferred stock units:	70,000	Deferred stock units:	1,192,100	223,596	3,807,840
	320,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	50,000	25,000		05/19/2006	19.23	4/1/07	05/18/2013
	200,000	100,000		05/19/2006	19.23	4/1/07	05/18/2013
	26,667	53,333		05/01/2007	31.57	5/1/08	04/30/2014
	106,667	213,333		05/01/2007	31.57	5/1/08	04/30/2014
	0	54,000		05/01/2008	18.85	5/1/09	04/30/2015
	0	216,000		05/01/2008	18.85	5/1/09	04/30/2015

Thomas P. Koestler, Ph.D.	150,000	0		08/18/2003	16.12	08/19/04	08/17/2013	Deferred stock units:	89,000	Deferred stock units:	1,515,670	395,257	6,731,227
	70,000	0		02/23/2004	18.20	02/24/05	02/22/2014
	100,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	60,000	30,000		05/19/2006	19.23	4/1/07	05/18/2013
	16,000	32,000		05/01/2007	31.57	5/1/08	04/30/2014
	64,000	128,000		05/01/2007	31.57	5/1/08	04/30/2014
	0	44,000		05/01/2008	18.85	5/1/09	04/30/2015
	0	176,000		05/01/2008	18.85	5/1/09	04/30/2015

Thomas J. Sabatino, Jr.	250,000	0		04/15/2004	17.37	4/16/05	04/14/2014	Deferred stock units:	30,000	Deferred stock units:	510,900	135,149	2,301,587
	40,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	160,000	0		04/25/2005	20.70	4/26/06	04/24/2015
	25,333	12,667		05/19/2006	19.23	4/1/07	05/18/2013
	101,333	50,667		05/19/2006	19.23	4/1/07	05/18/2013
	16,000	32,000		05/01/2007	31.57	5/1/08	04/30/2014
	64,000	128,000		05/01/2007	31.57	5/1/08	04/30/2014
	0	34,000		05/01/2008	18.85	5/1/09	04/30/2015
	0	136,000		05/01/2008	18.85	5/1/09	04/30/2015

(1)	This column shows the first date that options are or were exercisable. Generally, stock options vest in three substantially equal installments, on the first three anniversaries of the grant date. The options granted on May 19, 2006, vest in three substantially equal installments on, April 1, 2007, April 1, 2008 and April 1, 2009.

(2)	This column reflects performance-based deferred stock units (other than for Koestler) granted to each named executive that have been earned and are payable in full to the executive in the form of common shares on April 1, 2009. For Koestler, this column reflects deferred stock units that were not granted subject to the attainment of performance goals as he was not yet a member of the Executive Management Team when the grants were made. These grants to Koestler are payable in full in the form of common shares on April 1, 2009, and April 1, 2010, respectively, provided he remains employed with Schering-Plough through those dates.

(3)	The market value of the share units reported in this column was computed by multiplying the number of such units by $17.03, the closing market price of Schering-Plough’s common shares on December 31, 2008.

(4)	This column reflects the target amount of the performance-based share awards (including accumulated dividend equivalents) that may be earned by each named executive based on Schering-Plough’s performance over the three-year periods from 2007-2009 and 2008-2010. The number of shares actually earned by the named executives pursuant to these awards will not be determined until the completion of the applicable performance periods (December 31, 2009 and December 31, 2010, respectively). For Koestler, this column also includes the special service- and performance-based stock award with respect to 250,000 Schering-Plough common shares granted on October 1, 2008, as described in more detail on page 27 of the “Compensation Discussion and Analysis.”

(5)	The market value of the shares reported in this column was computed by multiplying the number of such share units by $17.03, the closing market price of Schering-Plough’s common shares on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information about stock options that were exercised and stock units and/or awards that vested during 2008.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Vesting	Value Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#) (1)		Date	Vesting ($) (2)

Fred Hassan	—	—	200,000	(a)	4/25/08	$3,728,000
			90,587	(b)	12/31/08	1,542,697
			198,488	(c)	12/31/08	3,380,251
Robert J. Bertolini	—	—	45,000	(a)	4/25/08	838,800
			26,210	(b)	12/31/08	446,356
			66,163	(c)	12/31/08	1,126,756
Carrie S. Cox	—	—	76,000	(a)	4/25/08	1,416,640
			34,785	(b)	12/31/08	592,389
			66,163	(c)	12/31/08	1,126,756
Thomas P. Koestler, Ph.D.	—	—	15,000	(a)	4/25/08	279,600
			14,494	(b)	12/31/08	246,833
Thomas J. Sabatino, Jr.	—	—	35,000	(a)	4/25/08	652,400
			20,470	(b)	12/31/08	348,604
			62,662	(c)	12/31/08	1,067,134

(1)	This column reflects the vesting during 2008 of the following awards:

(a)	awards denominated in stock units that were granted in April 2005 that vested in April 2008;

(b)	25% of the long-term performance units awarded under the long-term performance share unit plan that were previously earned by each named executive for the three-year performance period from 2004 through 2006 but that remained subject to service-based vesting conditions. The shares in the table reflect 25% of such shares that vested on December 31, 2008; and

(c)	the transformational incentive award including dividend equivalents accumulated on the earned portion of the award.

(2)	The value realized was determined by multiplying the number of shares or units that vested by the market price of Schering-Plough’s common shares on the respective vesting date.

PENSION BENEFITS TABLE

The following table includes the value of retirement benefits under three retirement plans — the tax qualified retirement plan for all eligible U.S. employees, the benefits equalization plan for all eligible U.S. employees subject to IRS limitations applicable to their retirement plan benefit and a supplemental plan provided to executives in order to provide competitive retirement benefits.

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($) (3)

Fred Hassan	Retirement Plan		$169,629	$0
	Benefits Equalization Plan	5	5,045,673	0
	Supplemental Executive Retirement Plan		2,372,386	0
Robert J. Bertolini	Retirement Plan		64,100	0
	Benefits Equalization Plan	25	673,803	0
	Supplemental Executive Retirement Plan		4,692,579	0
Carrie S. Cox	Retirement Plan		93,701	0
	Benefits Equalization Plan	5	1,135,368	0
	Supplemental Executive Retirement Plan		1,302,741	0
Thomas P. Koestler, Ph.D.	Retirement Plan		126,090	0
	Benefits Equalization Plan	5	871,919	0
	Supplemental Executive Retirement Plan		717,179	0
Thomas J. Sabatino, Jr.	Retirement Plan		70,747	0
	Benefits Equalization Plan	4	596,176	0
	Supplemental Executive Retirement Plan		688,143	0

(1)	Number of years of credited service is the same for all plans. Number of years credited for each named executive (except Bertolini) is the same as actual years of service with Schering-Plough. In accordance with the letter agreement he entered into when joining Schering-Plough, Bertolini is entitled to an additional 20 years of benefit service under the supplemental executive retirement plan that vested upon his fifth anniversary of employment with Schering-Plough. The actual supplemental pension benefit that Bertolini will receive will be reduced by any benefits under the retirement plan, the benefits equalization plan and any other qualified and nonqualified defined benefit pension plans of Schering-Plough and of any and all of his former employers, including PricewaterhouseCoopers. Bertolini was offered this special enhancement to offset amounts he was required to forgo under his PricewaterhouseCoopers’ retirement benefit plan when he left PricewaterhouseCoopers to join Schering-Plough. No other named executive has this benefit.

(2)	This column reflects the actuarial present value of each named executive’s accumulated pension benefits assuming retirement age is 60 (or current age, if higher), the earliest time at which the named executive may retire without any benefit reduction under the supplemental executive retirement plan. The earliest time that the named executive can retire without any reduction in the benefit provided under the retirement plan and the benefits equalization plan is age 65. Thus, the amounts reflected for the retirement plan and benefits equalization plan represent reduced benefits paid pursuant to such plan. The present value shown was computed as of the same pension plan measurement date used for financial statement reporting purposes, except the retirement date, and was determined using the same assumptions used for financial statement reporting purposes under FAS 87 as of December 31, 2008. These assumptions include 2009 Target Liability mortality table and discount rates of 6.25% for the retirement plan, 6.25% for the benefits equalization plan and 6.25% for the supplemental executive retirement plan.

(3)	None of the named executives received any payments from Schering-Plough’s pension plans during fiscal year 2008 as they are all active employees.

Narrative Information Relating to Pension Benefits Table

Schering-Plough maintains a tax qualified retirement plan, a nonqualified retirement benefits equalization plan, and a nonqualified supplemental executive retirement plan.

Retirement Plan. Upon completing five years of service, or attaining age 65 during employment, the retirement plan provides a benefit to all U.S. regular full-time and part-time employees, including each named executive. Under that plan, the benefit is based on final average earnings and years of benefit service. The same formula applies for the named executives and other covered employees.

The formula is 1.5% of the participant’s final average earnings (including paid salary and annual incentive and pre-tax deferrals) times the number of years of benefit service. This benefit is reduced by an amount equal to the participant’s social security benefit, times years of benefit service, divided by 70. Normal retirement under the qualified plan is at age 65; however, early retirement is available at age 55 with five or more years of service. Except with respect to participants who are age 60 with 40 or more years of benefit service (not applicable to any of the named executives), early retirement benefits are subject to reduction factors. The benefit payable from the retirement plan is paid monthly in one of the following forms, as selected by the participant:

•	an annuity for the participant’s life;
•	50%, 75% or 100% joint and survivor annuity;
•	66 2/3% joint and last survivor annuity;
•	period certain and life annuity; or
•	social security level benefit payment.

Other than the life annuity, all of the annuities available will reduce the monthly payment during the life of the participant to provide a benefit to the beneficiary after the participant’s death. The social security level benefit provides an increased monthly benefit until an age selected by the participant and a reduced monthly benefit after the age that the participant begins to collect social security.

Benefits Equalization Plan. The named executives and all other employees who receive benefits under the retirement plan and earn more than the compensation limits imposed by the Internal Revenue Code are eligible to participate in the benefits equalization plan. The benefit provided by the benefits equalization plan is computed in the same manner as the retirement plan, but without regard to the compensation limitations imposed by the Code and is offset by the amount of the benefit provided under the retirement plan.

Benefits under the benefits equalization plan are also payable in a lump sum at retirement for those who also participate in the supplemental executive retirement plan. At the election of the employee, the benefits can be rolled over into Schering-Plough’s unfunded savings plan and paid out in installments.

Supplemental Executive Retirement Plan. Each of the named executives participates in the supplemental executive retirement plan.

The supplemental executive retirement plan provides an enhanced benefit to participants that is based on a formula of 2% of final average earnings (as defined in the plan) times years of service, up to 20 years (1% after 20 years of service), with a maximum benefit equal to 55% of final average earnings. Additionally, upon reaching age 60 with 10 years of service, the supplemental executive retirement plan provides a grandfathered minimum benefit of 35% of final average earnings to executives who were participants in the plan as of January 1, 2005 (each of the named executives were participants in the plan as of this date). For participants retiring at or after age 55 with five years of service, or who reached age 55 before March 1, 2006, the supplemental executive retirement plan provides a subsidized reduced early retirement benefit. For participants retiring at or after age 60 with five years of service, there is no actuarial reduction for early retirement under the supplemental executive retirement plan. Total supplemental executive retirement plan benefits are offset by the aggregate of any benefits payable to the participant under the retirement plan and the benefits equalization plan.

Benefits under the supplemental executive retirement plan are payable in a lump sum at retirement. Alternatively, they can be rolled over into Schering-Plough’s unfunded savings plan and paid out in installments.

As of December 31, 2008, Hassan was the only named executive who met the criteria for early retirement under the supplemental executive retirement plan. None of the named executives is currently eligible for early retirement under the retirement plan or the benefits equalization plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Schering-Plough maintains an unfunded, nonqualified deferred compensation plan that provides the same investment alternatives as the 401(k) plan for voluntary deferral of salary and annual incentive and mandatory deferral of certain long-term incentives including the transformational incentive and long-term performance share unit awards. This table reports amounts in that plan (and as noted in the narrative, certain predecessor plans).

			Mandatory
			Deferrals	Aggregate	Aggregate	Aggregate
	Executive	Registrant	of Long-Term	Earnings	Withdrawals/	Balance
	Contributions in	Contributions in	Incentive	in Last FY	Distributions	at Last FYE
Name	Last FY ($) (1)	Last FY ($) (2)	Plan Payouts (3)	($)	($)	($) (4)

Fred Hassan	$877,328	$276,168	$4,561,684	$(21,117,346)	$0	$25,663,210
Robert J. Bertolini	0	95,698	739,004	(2,198,628)	0	5,343,669
Carrie S. Cox	163,350	109,310	1,043,591	(2,285,648)	0	7,201,466
Thomas P. Koestler, Ph.D.	0	70,479	519,288	(636,481)	0	4,337,948
Thomas J. Sabatino, Jr.	0	70,598	561,195	(1,637,672)	0	3,643,851

(1)	The amount disclosed in this column consists of $877,328 and $163,350 of base salary deferred by Hassan and Cox, respectively, in 2008 (these amounts are also included in the “Salary” column of the Summary Compensation Table for 2008).

(2)	The amounts disclosed in this column represent Schering-Plough’s annual 5% contribution to each named executive’s account under the unfunded savings plan. These amounts are included within the amount disclosed in the “All Other Compensation” column of the Summary Compensation Table for each applicable named executive for 2008.

(3)	The amounts disclosed in this column represent mandatory deferrals of amounts earned by the named executives under the cash long-term incentive plan and the long-term performance share unit incentive plan, including the related earnings on those deferrals and excluding amounts distributed to satisfy applicable payroll tax withholding obligations.

(4)	This column includes deferred compensation earned in earlier years which was disclosed in the Summary Compensation Table of prior proxy statements as follows: Hassan, $5,511,000 for 2007 and $4,998,600 for 2006, and Cox, $118,500 for 2006.

Narrative Information Relating to Nonqualified Deferred Compensation Table

Schering-Plough maintains a nonqualified deferred compensation plan, referred to as the “unfunded savings plan” in this proxy statement, for the benefit of all U.S. employees whose base salary and annual incentive exceed the annual compensation limitations established under the Internal Revenue Code. Other than as described below for Cox, all amounts reflected in this table are recorded in a bookkeeping account in the executive’s name under the unfunded savings plan. This plan is not funded, so all amounts referred to as deferred or earned in an account are theoretical.

The unfunded savings plan also allows participants to make irrevocable elections annually to defer the receipt of up to 80% of base salary and up to 100% of their regular recurring annual incentive. Schering-Plough also makes company contributions on the participant’s behalf equal to 5% of eligible compensation for the plan year that exceeds the lower of the Internal Revenue Code Section 401(a)(17) limit for that year and the participant’s compensation applicable under the qualified savings plan (i.e. the 401(k) plan). Participants may elect to have deferred amounts grow/diminish in accordance with the same investment elections available under the 401(k) plan. Deferrals are credited to the participant’s account and deemed invested, as directed by the participant, among such investment options. However, as described on page 29 of the “Compensation Discussion and Analysis,” amounts earned by the named executive pursuant to the transformational incentive program must remain invested in the Schering-Plough common stock fund where it will continue to grow/diminish in value as if invested in Schering-Plough common shares until the named executive’s employment with Schering-Plough ends.

Under the unfunded savings plan, participants are required to elect the timing and form of distributions of amounts deferred in any given year (a class-year) prior to the beginning of the class-year. Participants may make separate distribution elections for each class-year. With respect to amounts deferred in each class-year, participants may elect either a lump sum distribution or up to 20 annual installments. Participants may also elect to defer the receipt of a previously scheduled distribution provided that they elect to do so at least 12 months prior to the date on which the distribution is scheduled to commence and that the subsequent election has the effect of delaying the previously scheduled payment for a period of at least five years. In addition, participants who experience an unforeseeable financial emergency may request a hardship distribution in an amount necessary to satisfy the need created by the emergency at any time prior to the date on which their benefit under the plan is otherwise payable.

Awards earned under the cash long-term incentive plan, long-term performance share unit incentive plan and transformational incentive program are, pursuant to the terms of these plans, required to be deferred into the unfunded savings plan. Amounts credited to the named executive’s account from these plans are generally not payable to the named executive until the year following termination of employment.

Participants in either of Schering-Plough’s nonqualified defined benefit pension plans (the benefits equalization plan and supplemental executive retirement plan) may also make an election to have any benefits payable under those plans automatically deferred into the unfunded savings plan. Also, all amounts credited to Schering-Plough’s prior deferred compensation plan have been automatically transferred to, and are subject to the terms of, the unfunded savings plan. These amounts will be distributed in accordance with the elections applicable to the class year in which the transfer was made.

Cox also has a deferred compensation account balance from her participation in Schering-Plough’s former executive incentive plan and former profit sharing plan, which deferred amounts are also reflected in the table above. Schering-Plough terminated the executive incentive plan in 2003 and since that date, no further awards have been made under this plan.

Potential Payments Upon Termination and Change of Control and Other Contract Provisions

The amounts reflected in the tables below have been calculated pursuant to SEC disclosure rules which require the quantification of payments due upon a termination and/or change of control assuming that such event occurred on December 31, 2008. For example, payments relating to the accelerated vesting of equity awards are calculated with reference to Schering-Plough’s 2008 year-end stock price of $17.03.

The actual amounts that would become payable to each of the named executives as a result of a change of control depend on, among other things, the timing and specific details of the transaction and can only be determined at the actual time of the change of control. As such, the amounts reflected below can not specifically contemplate the proposed merger with Merck. Change of control payments due to the named executives upon closing of the proposed merger with Merck will be described in a future proxy statement relating to the Special Meetings where shareholders of each company will be asked to approve the proposed merger.

Overview. Schering-Plough has entered into agreements with each of the named executives, the material terms of which are summarized below. Pursuant to their respective employment agreements, each named executive is eligible to receive base salary, annual cash incentive awards if performance is met, participate in Schering-Plough’s other executive benefit and incentive plans, and to receive future equity grants under Schering Plough’s stock incentive plan. These employment agreements also include certain other customary benefits, including participation in compensation and welfare benefit plans generally available to all employees of Schering-Plough, as described in the “Compensation Discussion and Analysis,” on page 29.

The agreements provide payments and benefits to the executive in the event of his or her termination of employment under various circumstances, including a change of control.

In addition, each of the named executive’s agreements provides certain payments and benefits if the named executive’s employment with Schering-Plough is terminated either:

•	As a result of the executive’s death;
•	By either Schering-Plough or the executive on account of his or her disability;
•	By the executive with or without good reason; and
•	By Schering-Plough with or without cause.

Schering-Plough is responsible for making all termination payments and providing all termination benefits in each circumstance. Named executives do not receive severance under any other Schering-Plough severance plan or arrangement.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each named executive is entitled to receive an immediate lump sum cash payment of certain accrued obligations, including:

•	Base salary through the date of termination, to the extent not paid;
•	Any compensation previously deferred and payable upon termination of employment, as described in the Nonqualified Deferred Compensation Table and accompanying narrative above;
•	Any accrued, but unused, vacation pay; and
•	Any unreimbursed business expenses.

These payments and benefits are in addition to any regular retirement benefits the named executives are entitled to receive under Schering-Plough’s qualified and nonqualified retirement plans, as described in the Pension

Benefits Table and accompanying narrative above. As part of their negotiated employment agreements with Schering-Plough, certain named executives may receive special retirement benefits in connection with a particular triggering event. Any incremental payments or benefits under Schering-Plough’s retirement plans that relate to a triggering event are summarized and quantified below.

Equity Awards. Under Schering-Plough’s stock incentive plans, unvested deferred stock awards and stock options granted to the named executives (as well as all other participants in those plans) that were granted prior to 2008 vest immediately upon a change of control. The Board amended the 2006 Stock Incentive Plan to provide for “double trigger” acceleration of equity awards granted in and after 2008.

Generally, for purposes of each named executive’s employment agreement and Schering-Plough’s stock incentive plans, a change of control is deemed to occur:

(1)	If any person acquires 20% or more of Schering-Plough’s outstanding common stock or voting securities;
(2)	If a majority of the Directors during any 12-month period (or as of the effective date of the employment agreement) are replaced;
(3)	Upon consummation of a reorganization or merger (or similar corporate transaction) involving Schering-Plough or any of its subsidiaries, a sale or disposition of all or substantially all of Schering-Plough’s assets, or Schering-Plough’s acquisition of assets of stock of another company, unless either: (a) the beneficial owners of Schering-Plough’s common shares and voting securities immediately prior to the transaction continue to own immediately after the transaction at least 50% of the common shares or voting securities of the resulting company; (b) immediately following the transaction, no person (other than the resulting company or an employee benefit plan) beneficially owns 20% or more of the common shares or voting securities of the resulting company (except to the extent they were owned prior to the transaction); or (c) at least a majority of the board members of the resulting company were members of the Schering-Plough Board when the transaction agreement was signed; or
(4)	If shareholders approve a complete liquidation of Schering-Plough.

280G Excise Tax. Section 4999 of the Internal Revenue Code generally imposes a 20% excise tax (commonly referred to as the “280G excise tax”) on an executive officer on certain payments and benefits that are contingent upon a change of control. This would include payments and benefits provided under the named executives’ employment and/or change of control agreements, as well as those provided pursuant to the terms of Schering-Plough’s stock incentive plans. Each named executive’s agreement generally provides that Schering-Plough will put him or her in the same after-tax position that they would have been in but for the imposition of this excise tax (each named executive otherwise remains responsible for his or her own income taxes on all other change of control related payments). In the event that any payments made in connection with a change of control are subjected to the 280G excise tax, Schering-Plough would be obligated to reimburse the named executives for the amount of the 280G excise tax plus any federal, state and local income tax applicable to the payment of the 280G excise tax. The excise tax plus the extra income taxes due in relation to the excise tax reimbursement is referred to in this proxy statement as the “280G payment.”

The following is a more detailed description of the material terms of each named executive’s agreement, including tables estimating the dollar value of the payments and benefits that each named executive would have been entitled to receive under his or her employment agreement or applicable plan had (i) Schering-Plough terminated the named executive’s employment without cause or if the named executive had resigned with good reason, on December 31, 2008, either before or after a change of control, or (ii) a change of control occurred on December 31, 2008.

Hassan — Schering-Plough and Hassan entered into an employment agreement in April 2003 in connection with his joining Schering-Plough as CEO. Hassan’s agreement provides for his employment as CEO through December 31, 2005, with automatic extension for additional successive one-year periods until December 31, 2010, unless either party elects to terminate the agreement at least 90 days prior to the end of his then-current employment period. Hassan’s agreement also provides for a three-year extension of his employment period in the event of a change of control. Under his agreement, Hassan will receive an annual base salary of at least $1,500,000 and his annual incentive opportunity will be targeted at a level consistent with competitive pay practices of the Peer Group (as described on page 32 of the “Compensation Discussion and Analysis”).

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Hassan’s employment without cause or if he voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, Hassan would be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times the sum of (a) his annual base salary in effect at the time of termination and (b) the greater of his highest annual bonus paid in the three most recent fiscal years or his target annual incentive opportunity then in effect;

•	A pro-rata target annual incentive for the year of termination;
•	Continued medical and other welfare benefits for three years following termination;
•	A minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 32% of his final average earnings and without reduction for early payment; and
•	Three years of additional service credit for purposes of determining retiree medical eligibility.

Termination Without Cause or by Executive During Window Period Following a Change of Control. In addition to the payments and/or benefits described above, if Schering-Plough terminates Hassan’s employment without cause or if he voluntarily resigns during the 30-day “window” period immediately following the first anniversary of a change of control, he will also be entitled to receive a 280G payment in the event any payments he received were subject to the 280G excise tax.

Death and Disability. If Hassan’s termination is due to death or disability, then in addition to payment of the accrued obligations, he (or his estate) will also be entitled to receive the following: (i) a pro-rata annual incentive; and (ii) if termination was due to his disability, continuation of medical and other welfare benefits for a period of three years.

Description of Triggering Events

Good Reason. Hassan may resign for good reason under his employment agreement if any of the following occurs without his prior consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	The failure to elect Hassan as Chairman and CEO, or his removal from those positions;
•	If, prior to a change of control, Schering-Plough requires him to be based at an office or location other than Schering-Plough’s headquarters in Kenilworth, New Jersey;
•	If, after a change of control, Schering-Plough requires him to be based at an office or location that is either (a) not in New Jersey, or (b) in New Jersey, but more than 35 miles from the previous office or location;
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement;
•	Schering-Plough decides to terminate or not extend the agreement;
•	Schering-Plough terminates his employment other than as expressly permitted under the agreement; or
•	Schering-Plough fails to cause any successor to assume the agreement.

Cause. Schering-Plough may terminate Hassan’s employment for cause for any of the following reasons:

•	His repeated willful and deliberate material violations of his duties that are not remedied in a reasonable period of time after the Board gives notice of the violations;
•	His willful misconduct that results, or can reasonably be expected to result, in material harm to Schering-Plough’s business or reputation; or
•	His conviction or plea of nolo contendere to a felony involving moral turpitude.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Hassan would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2008.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$17,736,000	$—	$17,736,000
Welfare Continuation (2)	41,742	—	41,742
Stock Options Accelerated Vesting (3)	—	—	—
Shares/Units Accelerated Vesting (4)	—	10,008,173	1,618,049
Enhanced Pension Benefit (5)	16,673,046	—	16,673,046
Retiree Medical Benefits (6)	89,008	—	89,008
280G Payment	—	3,334,578	15,241,701

Total Value	34,539,796	13,342,751	51,399,546

(1)	Calculated using base salary as of December 31, 2008 and the highest annual incentive paid for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2008.

(3)	Unvested stock options granted prior to 2008 vest immediately upon a change of control. Unvested stock options granted in 2008 vest upon an involuntary termination occurring within two years immediately following a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2008 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03 and the exercise price of the option. As of December 31, 2008, all unvested options had an exercise price greater than $17.03.

(4)	The 2007 performance-based shares, calculated at target, would vest immediately upon a change of control. A prorated portion of the 2008 performance-based shares, calculated at target, would vest upon an involuntary termination occurring within two years immediately following a change of control. The value related to these awards equals the total number of accelerated shares as of December 31, 2008 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2008. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2008. These assumptions include 2009 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 6.25% for the supplemental executive retirement plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his eligible dependents at December 31, 2008. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2008 (as reported in Note 9 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2008). These assumptions include 2009 target liability mortality table rates, a discount rate of 6.25% and a healthcare cost trend rate of 9% for 2008 trending down to 5% in 2018.

Bertolini — Schering-Plough and Bertolini entered into an employment agreement in November 2003 in connection with his joining Schering-Plough as Executive Vice President and Chief Financial Officer. Under his agreement, Bertolini will receive an annual base salary of at least $775,000 and an annual target incentive opportunity of at least 70% of his base salary.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Bertolini’s employment without cause, or if he voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times his base salary in effect at the time of termination and current annual target incentive;
•	Immediate vesting of his outstanding stock options and deferred stock awards;
•	A supplemental executive retirement plan benefit (calculated including the 20 years of additional credited benefit service described in the Pension Benefits Table above) payable at age 55 without reduction for early retirement (or, at Bertolini’s election, payable earlier than age 55 with applicable early retirement reduction factors); and
•	Continued medical and other welfare benefits for three years following termination.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. Bertolini and Schering-Plough entered into a change of control agreement in December 2006 that triggers a change of control employment period of three years or to age 65, if sooner, upon a change of control, or upon a termination of employment by Schering-Plough in anticipation of a change of control. This agreement provides for the following payments and/or benefits in addition to (or in lieu of) those described above:

•	For purposes of calculating his lump sum cash severance payment, Bertolini’s highest annual incentive paid in the three most recent fiscal years will be used in lieu of his current annual target incentive;
•	A pro-rata annual incentive for the year of termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if earlier;
•	Supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50, or, if his termination occurs prior to his reaching age 50, supplemental pensions payments subject to certain early retirement reduction factors;
•	Retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough; and
•	A 280G payment in the event any payments he received were subject to the 280G excise tax.

Death and Disability. If Bertolini’s termination is due to death or disability, he (or his estate) will also be entitled to receive a fully vested, unreduced supplemental executive retirement plan benefit (calculated including the 20 years of additional credited benefit service described in the Pension Benefits Table above), payable at age 55 without reduction for early retirement.

Description of Triggering Events

Good Reason. Bertolini may resign with good reason under his employment agreement if any of the following occurs without his consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	An adverse change in his title or reporting relationships;
•	The relocation of his principal place of employment to a location more than 35 miles from the previous location; or
•	Any reduction in his base salary or annual target incentive opportunity.

In addition to the good reason triggers under his employment agreement, during the three-year change of control employment period Bertolini may resign for good reason if:

•	Schering-Plough fails to cause any successor to assume the agreement; or
•	He no longer reports to the CEO of a publicly-traded company.

Cause. Schering-Plough may terminate Bertolini’s employment for cause for any of the following reasons:

•	His willful and continued failure to substantially perform his duties; or
•	His willful illegal conduct or gross misconduct that is materially and demonstrably injurious to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Bertolini would have been entitled to receive under his employment agreement (and/or change of control agreement) assuming that the applicable triggering event occurred on December 31, 2008:

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$5,259,600	$—	$7,122,000
Welfare Continuation (2)	41,742	—	41,742
Stock Options Accelerated Vesting (3)	—	—	—
Shares/Units Accelerated Vesting (4)	681,200	2,592,358	499,183
Enhanced Pension Benefit (5)	—	—	11,310,516
Retiree Medical Benefits (6)	—	—	177,166
280G Payment	—	944,584	9,351,668

Total Value	5,982,542	3,536,942	28,502,275

(1)	Calculated using base salary as of December 31, 2008 and 2008 target annual incentive for termination occurring prior to a change of control, and the highest annual incentive paid for the three most recently completed fiscal years for termination occurring after a change of control.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2008.

(3)	Unvested stock options granted prior to 2008 vest immediately upon a change of control. Unvested stock options granted in 2008 vest upon an involuntary termination occurring within two years immediately following a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2008 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03 and the exercise price of the option. As of December 31, 2008, all unvested options had an exercise price greater than $17.03.

(4)	The 2007 performance-based shares, calculated at target, would vest immediately upon a change of control. A prorated portion of the 2008 performance-based shares, calculated at target, would vest upon an involuntary termination occurring within two years immediately following a change of control. The value related to these awards equals the total number of accelerated shares as of December 31, 2008 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2008 which includes an additional 20 years of benefit service in accordance with Bertolini’s employment agreement. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2008. These assumptions include 2009 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 6.25% for the supplemental executive retirement plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his eligible dependents at December 31, 2008. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2008 (as reported in Note 9 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2008). These assumptions include 2009 target liability mortality table rates, a discount rate of 6.25% and a healthcare cost trend rate of 9% for 2008 trending down to 5% in 2018.

Cox — Schering-Plough and Cox entered into an employment agreement in May 2003 in connection with her joining Schering-Plough as Executive Vice President and President, Global Pharmaceuticals. Cox’s agreement provides employment in this capacity through May 31, 2008 with automatic extension for additional successive one-year periods until October 1, 2022, unless either party elects to terminate the agreement at least 90 days prior to the end of her then-current employment period. Cox’s agreement also provides for a three-year extension of her employment period in the event of a change of control. Under her agreement, Cox will receive an annual base salary of at least $900,000 and an annual target incentive opportunity of at least 80% of her base salary.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under her employment agreement, if Schering-Plough terminates Cox’s employment without cause or if she voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, Cox would be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to two times the sum of (a) her annual base salary in effect at the time of termination and (b) the greater of her highest annual bonus paid in the three most recent fiscal years or her target annual incentive opportunity then in effect;
•	A pro-rata target annual incentive for the year of termination;

•	Continued medical and other welfare benefits for two years following termination;
•	A minimum benefit under Schering-Plough’s supplemental executive retirement plan equal to 26% of her final average earnings and without reduction for early payment; and
•	Two years of additional service credit for purposes of determining retiree medical eligibility.

Termination Without Cause or by Executive During Window Period Following a Change of Control. If Schering-Plough terminates Cox’s employment without cause or if she voluntarily resigns during the 30-day “window” period immediately following the first anniversary of a change of control, then in addition to the payments and /or benefits described above, she would be entitled to the following:

•	Her severance multiplier would be increased from two to three;
•	Continued medical and other welfare benefits for three years following termination;
•	Three years of additional service credit for purposes of determining retiree medical eligibility; and
•	A 280G payment in the event any payments she received were subject to the 280G excise tax.

Death and Disability. If Cox’s termination is due to death or disability, then in addition to payment of the accrued obligations, she (or her estate) will also be entitled to receive the following: (i) a pro-rata annual incentive; and (ii) if termination was due to her disability, continuation of medical and other welfare benefits for a period of two years.

Description of Triggering Events

Good Reason. Cox may resign for good reason under her employment agreement if any of the following occurs without her prior consent:

•	The assignment of duties that are inconsistent with her position or a significant diminution of her duties or responsibilities;
•	The relocation of her principal place of employment to a location more than 35 miles from the previous location, or, after a change of control, Schering-Plough requires her to travel on company business to a greater extent than prior to the change of control;
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement;
•	Schering-Plough decides to terminate or not extend the agreement;
•	Schering-Plough terminates her employment other than as expressly permitted under the agreement; or
•	Schering-Plough fails to cause any successor to assume the agreement.

Cause. Schering-Plough may terminate Cox’s employment for cause for any of the following reasons:

•	Her repeated willful and deliberate material violations of her duties that are not remedied in a reasonable period of time after the Board gives notice of the violations;
•	Her willful misconduct that results, or can reasonably be expected to result, in material harm to Schering-Plough’s business or reputation; or
•	Her conviction or plea of nolo contendere to a felony involving moral turpitude.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Cox would have been entitled to receive under her employment agreement assuming that the applicable triggering event occurred on December 31, 2008:

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$5,404,000	$—	$8,106,000
Welfare Continuation (2)	27,828	—	41,742
Stock Options Accelerated Vesting (3)	—	—	—
Shares/Units Accelerated Vesting (4)	—	3,450,738	516,401
Enhanced Pension Benefit (5)	7,989,972	—	7,989,972
280G Payment	—	926,431	6,710,499

Total Value	13,421,800	4,377,169	23,364,614

(1)	Calculated using base salary as of December 31, 2008 and the highest annual incentive paid for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2008.

(3)	Unvested stock options granted prior to 2008 vest immediately upon a change of control. Unvested stock options granted in 2008 vest upon an involuntary termination occurring within two years immediately following a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2008 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03 and the exercise price of the option. As of December 31, 2008, all unvested options had an exercise price greater than $17.03.

(4)	The 2007 performance-based shares would vest immediately upon a change of control. A prorated portion of the 2008 performance-based shares, calculated at target, would vest upon an involuntary termination occurring within two years immediately following a change of control. The value related to these awards equals the total number of accelerated shares as of December 31, 2008 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2008. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2008. These assumptions include 2009 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 6.25% for the supplemental executive retirement plan.

Koestler — Schering-Plough and Koestler entered into an employment agreement in December 2006 in connection with his appointment as Executive Vice President and President, Schering-Plough Research Institute. This agreement replaced his July 2003 employment agreement and August 2003 change of control agreement previously in effect. His new agreement provides for his employment in his current position through December 19, 2011 with automatic extension for additional successive one-year periods unless either party elects to terminate the agreement at least one year prior to the end of his then-current employment period. Under his agreement, Koestler will receive an annual base salary of at least $700,000 and an annual incentive opportunity of at least 70% of his base salary.

Termination Without Cause or by Executive With Good Reason Before Change of Control. Under his employment agreement, if Schering-Plough terminates Koestler’s employment without cause, or if he voluntarily resigns with good reason, then in addition to the payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times the sum of (a) his annual base salary in effect at the time of termination and (b) his highest target annual bonus opportunity in the three most recent fiscal years;
•	Continued medical and other welfare benefits for three years following termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner; and
•	Credit for three additional years of age and service for purposes of determining retiree medical eligibility and contribution rates.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. If Schering-Plough terminates Koestler’s employment without cause, or if he voluntarily resigns with good reason within three years following a change of control (or age 65 if sooner), then in addition to (or in lieu of) the payments and/or benefits described above, he would be entitled to the following:

•	A lump sum cash severance payment equal to three (or the number of whole and partial years until age 65, if less) times the sum of (a) his annual base salary in effect at the time of termination, (b) his highest target annual bonus opportunity in the three most recent fiscal years, and (c) the amount of the highest contribution by Schering-Plough on his behalf under Schering-Plough’s qualified and nonqualified defined contribution plans for any of the three most recent fiscal years;
•	Supplemental pension payments calculated without application of any early retirement reduction factors;
•	Retiree medical coverage following the end of other welfare benefit coverage provided by Schering-Plough without regard to years of service for eligibility purposes and with credit for three additional years of service for purposes of determining contribution rates; and
•	A 280G payment in the event any payments he received were subject to the 280G excise tax.

Description of Triggering Events

Good Reason. Koestler may resign with good reason under his employment agreement if any of the following occurs without his prior consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	A significant reduction in his total compensation (unless part of a Board-approved reduction affecting similarly situated executives);
•	If, during the three-year period following a change of control, Koestler is no longer subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the continuing or successor company; or
•	If, during the three-year period following a change of control, Schering-Plough fails to comply with the provisions of the employment agreement dealing with his position, duties and compensation during that three-year period.

Cause. Schering-Plough may terminate Koestler’s employment for cause for any of the following reasons:

•	His conviction on charges of misappropriation, theft, embezzlement, kick-backs or bribery; or

•	Schering-Plough’s reasonable determination that he engaged in other deliberate, gross or willful misconduct, or dishonest acts or omissions that resulted in significant harm to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Koestler would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2008.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$4,407,165	$—	$4,653,102
Welfare Continuation (2)	45,624	—	45,624
Stock Options Accelerated Vesting (3)	—	—	—
Shares/Units Accelerated Vesting (4)	—	2,836,108	4,641,930
Enhanced Pension Benefit (5)	1,926,534	—	1,947,056
Retiree Medical Benefits (6)	—	—	136,426
280G Payment	—	646,105	5,194,343

Total Value	6,379,323	3,482,213	16,618,481

(1)	Calculated using base salary as of December 31, 2008, and 2008 target annual incentive, and in addition, for termination occurring after a change of control, the highest Schering-Plough contribution to the 401(k) plan and unfunded savings plan on behalf of the executive for the three most recently completed fiscal years.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2008.

(3)	Unvested stock options granted prior to 2008 vest immediately upon a change of control. Unvested stock options granted in 2008 vest upon an involuntary termination occurring within two years immediately following a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2008 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03 and the exercise price of the option. As of December 31, 2008, all unvested options had an exercise price greater than $17.03.

(4)	Unvested deferred stock units and 2007 performance-based shares would vest immediately upon a change of control. A prorated portion of the 2008 performance-based shares, calculated at target, would vest upon an involuntary termination occurring within two years immediately following a change of control. All 250,000 shares of Koestler’s October 1, 2008 performance award would vest upon an involuntary termination occurring within two years following a change of control. The value related to these awards equals the total number of accelerated shares or units as of December 31, 2008 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2008. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2008. These assumptions include 2009 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 6.25% for the supplemental executive retirement plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his eligible dependents at December 31, 2008. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2008 (as reported in Note 9 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2008). These assumptions include 2009 target liability mortality table rates, a discount rate of 6.25% and a healthcare cost trend rate of 9% for 2008 trending down to 5% in 2018.

Sabatino — Schering-Plough and Sabatino entered into an employment agreement in March 2004 in connection with his joining Schering-Plough as Executive Vice President and General Counsel. Under his agreement, Sabatino will receive an annual base salary of at least $650,000 and an annual target incentive opportunity of at least 70% of his base salary.

Termination Without Cause Before Change of Control. Under his employment agreement, if Schering-Plough terminates Sabatino’s employment without cause, then in addition to the payment of the accrued obligations described above, he will be entitled to receive the following payments and/or benefits:

•	A lump sum cash severance payment equal to three times his base salary in effect at the time of termination and current annual target incentive; and
•	Continued medical and other welfare benefits for three years following termination.

Sabatino’s employment agreement does not provide for any enhanced termination payments or benefits upon his voluntary resignation with good reason prior to a change of control.

Termination Without Cause or by Executive With Good Reason Following a Change of Control. Sabatino and Schering-Plough entered into a change of control agreement in April 2004 that triggers a change of control employment period of three years or to age 65, if sooner, upon a change of control, or upon a termination of employment by Schering-Plough in anticipation of a change of control. This agreement provides for the following payments and/or benefits in addition to (or in lieu of) those described above:

•	For purposes of calculating his lump sum cash severance payment, Sabatino’s highest annual incentive paid in the three most recent fiscal years is used in lieu of his current annual target incentive;
•	A pro-rata annual incentive for the year of termination;
•	A lump sum supplemental pension amount based on three additional years of deemed employment or to age 65, if sooner;

•	Continued medical and other welfare benefits following termination for a period of three years or to age 65, if sooner;
•	Supplemental pension payments calculated without application of any early retirement reduction factors if termination is at or after age 50;
•	Retiree medical coverage upon attainment of age 55 and following the end of his other welfare benefit coverage provided by Schering-Plough; and
•	A 280G payment in the event any payments he received were subject to the 280G excise tax.

Description of Triggering Events

Good Reason. Sabatino may resign with good reason under his change of control agreement if any of the following occurs without his consent:

•	The assignment of duties that are inconsistent with his position or a significant diminution of his duties or responsibilities;
•	Schering-Plough fails to provide the compensation and benefits set out in the agreement;
•	The relocation of his principal place of employment to a location more than 35 miles from the previous location, or Schering-Plough requires him to travel on company business to a greater extent than prior to the change of control;
•	Schering-Plough terminates Sabatino’s employment other than as expressly permitted under the agreement; or
•	Schering-Plough fails to cause any of Schering-Plough’s successors to assume the agreement.

In addition, Sabatino may resign for any reason during the 30-day “window” period immediately following the first anniversary of a change of control.

Cause. Schering-Plough may terminate Sabatino’s employment for cause for any of the following reasons:

•	His willful and continued failure to substantially perform his duties with Schering-Plough or one of its affiliates; or
•	His willful illegal conduct or gross misconduct that is materially and demonstrably injurious to Schering-Plough.

Estimated Payments. The following table estimates the dollar value of the payments and benefits Sabatino would have been entitled to receive under his employment agreement assuming that the applicable triggering event occurred on December 31, 2008.

	Triggering Event
	Termination Occurring		Termination Occurring
	Before Change of Control	Change of Control	After Change of Control

Severance Payment (1)	$4,628,340	$—	$5,595,300
Welfare Continuation (2)	28,599	—	28,599
Stock Options Accelerated Vesting (3)	—	—	—
Shares/Units Accelerated Vesting (4)	—	1,831,338	327,050
Enhanced Pension Benefit (5)	—	—	2,304,273
Retiree Medical Benefits (6)	—	—	183,232
280G Payment	—	588,199	3,710,109

Total Value	4,656,939	2,419,537	12,148,563

(1)	Calculated using base salary as of December 31, 2008, and 2008 target annual incentive for termination occurring prior to a change of control, and the highest annual incentive paid for the three most recently completed fiscal years for termination occurring after a change of control.

(2)	Calculation based on Schering-Plough’s annual cost for the executive’s healthcare coverage for 2008.

(3)	Unvested stock options granted prior to 2008 vest immediately upon a change of control. Unvested stock options granted in 2008 vest upon an involuntary termination occurring within two years immediately following a change of control. Value shown equals the total number of unvested stock option shares as of December 31, 2008 multiplied by the difference between Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03 and the exercise price of the option. As of December 31, 2008, all unvested options had an exercise price greater than $17.03.

(4)	The 2007 performance-based shares would vest immediately upon a change of control. A prorated portion of the 2008 performance-based shares, calculated at target, would vest upon an involuntary termination occurring within two years immediately following a change of control. The value related to these awards equals the total number of accelerated shares as of December 31, 2008 multiplied by Schering-Plough’s closing market price of common shares on December 31, 2008 of $17.03.

(5)	Amount represents the present value of the enhanced benefit that would be received under the Schering-Plough supplemental executive retirement plan and benefits equalization plan at December 31, 2008. The present value shown was computed using the same assumptions used for Schering-Plough retirement plans for financial statement reporting purposes at December 31, 2008. These assumptions include 2009 target liability mortality table rates and discount rate of 6.25% for the benefits equalization plan and 6.25% for the supplemental executive retirement plan.

(6)	Amount represents the present value of Schering-Plough’s cost to provide retiree medical coverage to the named executive and his eligible dependents at December 31, 2008. The present value shown was computed using the same assumptions used for financial statement reporting purposes at December 31, 2008 (as reported in Note 9 to Schering-Plough’s Consolidated Financial Statements in the 10-K for the year ended December 31, 2008). These assumptions include 2009 target liability mortality table rates, a discount rate of 6.25% and a healthcare cost trend rate of 9% for 2008 trending down to 5% in 2018.

SHAREHOLDER PROPOSALS
Each of the shareholder proposals on the agenda for the 2009 Annual Meeting of Shareholders was submitted by John Chevedden. To Schering-Plough’s knowledge, Chevedden owns no shares of Schering-Plough stock.
For proposal three on cumulative voting, Chevedden was named as proxy by proponent William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, who owns approximately 2,000 common shares. For proposal four on shareholders calling a special meeting, Chevedden was named as proxy by proponent Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, who owns approximately 1,000 common shares.
If the proponent, or his qualified representative, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting of Shareholders.
The text submitted by the proponents for each of the proposals contain certain assertions about Schering-Plough and its Directors that we believe are incorrect. We have not attempted to refute each item we believe to be inaccurate, because the Board has recommended a vote against each of these proposals for broader policy reasons set forth in the “Statement in Opposition” following each proposal.
For each proposal, to help readers distinguish between text provided by the proponent and text provided by Schering-Plough, the text provided by the proponent is shaded.
Vote required. The affirmative vote of a majority of the votes cast is required to approve the following shareholder proposals.
Proposal Three: Shareholder Proposal on Cumulative Voting
3 - Cumulative Voting
RESOLVED: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.
Statement of William Steiner
Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org and CalPERS recommended adoption of this proposal topic.
Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.
Our directors made sure that we could not vote on this established cumulative voting topic in 2008. Reference: Schering-Plough Corporation (March 27, 2008) no action letter available through SECnet http://secnet.cch.com.
The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:
“Very High Concern” in executive pay with $30 million for Fred Hassan.
“D” Overall.
“High Governance Risk Assessment.”

•	Fred Hassan was awarded 944,000 options. The large option number raised concerns over the link between executive pay and company performance. Small increases in share price (completely unrelated to management performance) can result in large financial awards.
•	Hans Becherer and Robert van Oordt were long-tenured and retirement age — independence and succession planning concerns.
•	Our directors (who as a group held 4 seats on our 3 key board committees) served on boards rated “D” by the Corporate Library:

Fred Hassan Eugene McGrath Patricia Russo Arthur Weinbach	Avon (AVP) GAMCO (GBL) Alcoa (AA) Phoenix Companies (PNX)

•	Three directors (who held 5 seats on our three key board committees) were designated as “Accelerated Vesting” directors by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost:
Hans Becherer, who even chaired our executive pay committee
Kathryn Turner
Arthur Weinbach

•	We had no shareholder right to:
To call a special meeting.
Act by written consent.
An independent Board Chairman.
A Lead Director.
The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:
Cumulative Voting
Yes on 3

Board of Directors’ Statement in Opposition to Proposal Three
The Board believes the current system of voting at Schering-Plough, where each shareholder is entitled to one vote per share on each nominee, is the best system. The Board is opposed to switching to the alternative, cumulative voting — where a shareholder may aggregate all votes for one nominee.
Cumulative voting could cause problems. Cumulative voting could make it possible for a small group of shareholders sharing a special interest to elect a Director. That Director might be beholden to support the group’s narrow special interests, rather than considering the best interests of all Schering-Plough shareholders. Further, adding a Director with a narrow constituency could increase the likelihood of discord within the Board, which currently works effectively and collaboratively as a governing body with a common focus: the best interests of all shareholders as a group.
At the same time, the Board (upon recommendations from the Nominating and Corporate Governance Committee, which consists entirely of independent Directors) has effectively strengthened shareholder rights in the election of Directors and the Board’s accountability to shareholders. After careful consideration, the Board added a strong majority vote By-Law in 2007 and enhanced that policy by adding a carve-out for contested elections to that majority vote resignation policy By-Law in 2008.
In sum, the Board of Directors believes that Schering-Plough’s current majority voting By-Law provision provides strong shareholder rights in the election of Directors without the potential problems posed by cumulative voting. Accordingly, the Board recommends that shareholders vote against the proposal to add cumulative voting.
The Board recommends a vote AGAINST proposal three.
Proposal Four: Shareholder Proposal on Calling a Special Meeting
4 - Special Shareowner Meetings
RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings consistent with state law.
Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.
Statement of Kenneth Steiner
Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favored this right. The Corporate Library and Governance Metrics International have taken special meeting rights into consideration when assigning company ratings.
This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi
The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and given the high level of CEO pay and a certain disconnect between pay and performance. In 2008 a number of issues were identified.
The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “Very High Concern” in executive pay with $30 million for Fred Hassan. Fred Hassan was even awarded 944,000 options. The large number of options raised concerns concerning the link between executive pay and company performance. Small increases in share price (completely unrelated to management performance) can result in large financial gains. In addition to pay of $30 million for serving as both the Chairman and CEO of our company, with a market cap of $30 billion in 2008, Fred Hassan served on the board of Avon (AVP)—rated “D” by the Corporate Library and paying Mr. Hassan $171,000.
Our directors, who served on four boards rated “D” by the Corporate Library, meanwhile held 4 seats on our 3 key board committees of audit, nomination and executive pay. And three directors (who held 5 seats on our three key board committees) were designated as “Accelerated Vesting” directors by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost.
We had no shareholder right to call a special meeting, act by written consent, an independent Board Chairman or a Lead Director.
The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal.
Board of Directors’ Statement in Opposition to Proposal Four
New Jersey law already provides shareholders the right to call a special meeting of shareholders. The law specifies that 10% of shareholders may petition the court to call such a meeting upon a showing of good cause.
Proposal four asks that there be no restriction on the shareholder right to call a special meeting. The Board thinks the proposal is too broad and not in the best interests of all shareholders because:
The proposal would allow a holder of only 10% of shares to call a special meeting (under ownership on the date of this proxy statement, one shareholder owns over 10% and so could call a meeting acting alone). Meetings are time-consuming for the Board, management and other shareholders who must make voting analyses at a minimum. As a result, the Board believes a higher restriction relating to the percentage of shares held is prudent.
The proposal would allow a meeting to be called for any purpose, even a purpose that would allow a vote on matters not permitted to be voted on by shareholders under New Jersey law (such as election of officers), or a special interest proposal relating to ordinary business (like what type of light bulbs to use). Again, meetings are time-consuming and so should only be called for a valid purpose.
For the above reasons, the Board believes the proposal is not in the best interests of all shareholders. Accordingly, the Board recommends that shareholders vote against proposal four.
The Board recommends a vote AGAINST proposal four.

GENERAL INFORMATION ABOUT VOTING AND THE ANNUAL MEETING OF SHAREHOLDERS

Shareholders Entitled to Vote

Only holders of record of common shares at the close of business on the record date, April 6, 2009, are entitled to vote shares held on that date at the Annual Meeting of Shareholders. Each outstanding common share entitles its holder to cast one vote.

Voting by Proxy

You may vote in person at the meeting. Even if you plan to attend the meeting, Schering-Plough recommends that you vote in advance of the meeting. You may vote in advance of the meeting by any of the following methods:

Vote by Mail. Sign and date each proxy and voting instruction card you receive and return it in the prepaid envelope. If you return your signed proxy and voting instruction card but do not indicate your voting preferences, your shares will be voted on your behalf FOR the election of the eleven nominated Directors, FOR the ratification of the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2009 and AGAINST each of the shareholder proposals.

Vote by Telephone or Internet. If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll free) or the internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other holder of record (that is, in “street name”), and if the bank or broker offers telephone and internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or the Internet, you do not need to return your proxy and voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2009

This proxy statement, the 2008 financial report to shareholders and the company overview are available on Schering-Plough’s Web site at www.schering-plough.com/2009proxymaterials.

Voting under the Schering-Plough Employees’ Savings Plans

If you are a current or former Schering-Plough employee with shares credited to an account under the Schering-Plough Employees’ Savings Plan or the Schering-Plough Puerto Rico Employees’ Retirement Savings Plan, you will receive a proxy and voting instruction card.

If you do not give voting instructions to the plan trustee by mailing your proxy and voting instruction card or voting by telephone or the Internet, the trustee will vote shares you hold in the Employees’ Savings Plan or in the Puerto Rico Employees’ Retirement Savings Plan in the same proportion as shares held in that plan for which voting instructions were timely received. To allow sufficient time for the trustee to vote your shares under either plan, your voting instructions must be received by 5:00 p.m. (Eastern Time) on May 13, 2009.

Broker Discretionary Voting and Effect of Votes, Broker Non-Votes and Abstentions

A New York Stock Exchange member broker who holds shares in street name for a customer has the authority to vote on certain items if the broker does not receive instructions from the customer. New York Stock Exchange rules permit member brokers who do not receive instructions to vote on proposal one to elect directors and proposal two to ratify the designation of Deloitte & Touche LLP to audit Schering-Plough’s books and accounts for 2009.

Proxies that are counted as abstentions and any proxies returned by brokers as “non-votes” on behalf of shares held in street name (because beneficial owners’ discretion has been withheld or brokers are not permitted to vote on the beneficial owners’ behalf) will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders. However, any shares not voted as a result of an abstention or a broker non-vote will not be counted as voting for or against a particular matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

Revoking a Proxy

You may change your vote or revoke your proxy at any time before the proxy is voted at the meeting. You may change your vote or revoke your proxy by either (a) filing with the Corporate Secretary of Schering-Plough a written notice of revocation or (b) timely delivering a valid, later-dated vote. Attendance at the Annual Meeting of Shareholders will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is voted at the meeting or you vote by written ballot at the Annual Meeting of Shareholders.

Attending the Meeting

You need an admission ticket and a photo identification to attend the meeting. To get an admission ticket, you must write to Schering-Plough’s transfer agent, BNY Mellon, using the following address:

BNY Mellon Shareowner Services
480 Washington Boulevard
29th Floor
Jersey City, NJ 07310
Attn: Ann-Marie Webb

If you are a record shareholder (your shares are held in your name), you must list your name exactly as it appears on your stock ownership records from BNY Mellon. If you hold shares through a bank, broker or trustee, you must also include a copy of your latest bank or broker statement showing your ownership.

Quorum

The presence at the Annual Meeting of Shareholders, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum. On April 6, 2009, the record date, Schering-Plough had outstanding and entitled to vote at the Annual Meeting of Shareholders 1,632,070,533 common shares, par value $.50 per share.

Abstentions and broker non-votes are counted for determining whether a quorum is present at the meeting.

Shareholders Sharing an Address

Consistent with notices sent to record shareholders sharing a single address, we are sending only one proxy statement, 2008 financial report to shareholders and company overview to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces Schering-Plough’s printing and postage costs. Shareholders may request to discontinue householding, or may request a separate copy of the proxy statement, 2008 financial report to shareholders and company overview by one of the following methods:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a household address wanting to request delivery of a copy of the proxy statement, 2008 financial report to shareholders and company overview, should contact Schering-Plough’s transfer agent, BNY Mellon, at 877-429-1240 (U.S.), 201-680-6685 (outside of the U.S.) or www.bnymellon.com/shareowner/isd or may write to them at Schering-Plough Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015.
•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any shareholder in the household may request prompt delivery of a copy of the proxy statement, 2008 financial report to shareholders and company overview by contacting Schering-Plough at 908-298-3636 or may write to Schering-Plough at Office of the Corporate Secretary, Schering-Plough Corporation, 2000 Galloping Hill Road, Mail Stop: K-1-4-4525, Kenilworth, New Jersey 07033.

SOLICITATION OF PROXIES

Schering-Plough has retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $15,000, plus reasonable out-of-pocket expenses. Solicitation of proxies will be undertaken through the mail, in person, by telephone, the Internet, and videoconference. Officers and employees of Schering-Plough may also solicit proxies. Costs of solicitation will be borne by Schering-Plough.

SHAREHOLDER INFORMATION

Shareholder Proposals for Inclusion in 2010 Proxy Materials

Schering-Plough encourages shareholders to contact the Office of the Corporate Secretary prior to submitting a shareholder proposal or any time they have concerns about Schering-Plough. At the direction of the Board, the Corporate Secretary acts as the corporate governance liaison to shareholders.

Pursuant to Rule 14a-8 under the Exchange Act, proposals of shareholders intended to be presented at Schering-Plough’s 2010 Annual Meeting of Shareholders must be received by Schering-Plough by 5:00 p.m. (Eastern time) on December 25, 2009, in order to be eligible for inclusion in Schering-Plough’s proxy statement and form of proxy for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Schering-Plough-sponsored proxy materials. In order to allow Schering-Plough to identify the proposal as a proper subject pursuant to Rule 14a-8 and to respond in a timely manner, shareholder proposals are required to be submitted to the Office of the Corporate Secretary as follows:

Office of the Corporate Secretary
Schering-Plough Corporation
2000 Galloping Hill Road
Mail Stop: K-1-4-4525
Kenilworth, New Jersey 07033
Phone: 908-298-3636
Fax: 908-298-7303

Other Shareholder Proposals for Presentation at the 2010 Annual Meeting of Shareholders

The By-Laws of Schering-Plough provide a formal procedure for bringing business before the Annual Meeting of Shareholders. A shareholder proposing to present a matter before the 2010 Annual Meeting of Shareholders is required to deliver a written notice to the Corporate Secretary of Schering-Plough, not earlier than the close of business at 5:00 p.m. (Eastern time) on January 18, 2010 and not later than February 17, 2010. In the event that the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting of Shareholders, the notice must be delivered to the Corporate Secretary of Schering-Plough not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made by Schering-Plough if the announcement is made less than 99 days prior to the Annual Meeting of Shareholders. The notice must contain a brief description of the business desired to be brought, the reasons for conducting such business, the name and address of the shareholder and the number of shares of Schering-Plough’s stock the shareholder beneficially owns, and any material interest of the shareholder in such business. If these procedures are not complied with, the proposed business will not be transacted at the Annual Meeting of Shareholders. Such By-Law provisions are not intended to affect any rights of shareholders to request inclusion of proposals in Schering-Plough’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareholder notifies Schering-Plough after March 10, 2010 of an intent to present a proposal at Schering-Plough’s 2010 Annual Meeting of Shareholders (and for any reason the proposal is voted upon at that Annual Meeting of Shareholders), Schering-Plough’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Procedures for Shareholder Nomination of Directors

The Nominating and Corporate Governance Committee will consider shareholder recommendations for Directors. Shareholder recommendations must be forwarded by the shareholder to the Office of the Corporate Secretary of Schering-Plough with biographical data about the recommended individual.

The By-Laws of Schering-Plough provide the formal procedure for nominations by shareholders of Director candidates. A shareholder intending to make such a nomination is required to deliver to the Office of the Corporate Secretary of Schering-Plough, not less than 30 days prior to a meeting called to elect Directors, a notice with the following data about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, number of shares of stock of Schering-Plough beneficially owned and such other information regarding the nominee as would be required in a proxy statement prepared in accordance with the proxy rules of the SEC, and a consent to serve, if elected, of the nominee. A nomination not made in accordance with this procedure will be void.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented at the meeting. If, however, other matters are properly presented, the designated proxies — Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf — will vote the shares represented thereby in accordance with the recommendation of the Board as to such matters, or if no recommendation is made by the Board, then in accordance with such person’s best judgment pursuant to the authority granted in the proxy.

By Order of the Board of Directors

Susan Ellen Wolf
Corporate Secretary and
Vice President – Governance

The Board recommends a vote FOR proposals 1 and 2 and AGAINST proposals 3 and 4.

Please mark your votes as indicated in this example	☒

The Board
Recommends
â
		FOR ALL	WITHHELD FOR ALL	EXCEPTIONS*
1 —	Elect eleven Directors named below for a one-year term:	☐	☐	☐

Nominees:
01 — Thomas J. Colligan	05 — Antonio M. Perez	09 — Kathryn C. Turner
02 — Fred Hassan	06 — Patricia F. Russo	10 — Robert F.W. van Oordt
03 — C. Robert Kidder	07 — Jack L. Stahl	11 — Arthur F. Weinbach
04 — Eugene R. McGrath	08 — Craig B. Thompson, M.D.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN
2.	Ratify the designation of Deloitte & Touche LLP as auditor for 2009.	☐	☐	☐

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN
3.	Shareholder proposal re cumulative voting.	☐	☐	☐

The Board
Recommends
â
		FOR	AGAINST	ABSTAIN
4.	Shareholder proposal re calling special meeting.	☐	☐	☐
Your Internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card, and there is no need for you to mail back your card.

Signature	Date
Please vote, sign, date and return this card promptly using the enclosed envelope. Sign exactly as your name appears on this card. When signing as attorney, trustee, etc., give full title.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Time on May 17, 2009.
For Savings Plan Participants, to allow sufficient time for the trustee to vote your plan shares, voting facilities will close at 5:00 p.m. Eastern Time on May 13, 2009.

OR
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy and voting instruction card.
To vote by mail, mark, sign and date your proxy and voting instruction card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card.

SCHERING-PLOUGH CORPORATION — PROXY AND VOTING INSTRUCTION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 2009

     I appoint Fred Hassan, Robert J. Bertolini and Susan Ellen Wolf individually as proxies to vote all of my Schering-Plough Corporation common shares entitled to vote at the Annual Meeting of Shareholders to be held at the Field Museum, 1400 S. Lake Shore Drive, Chicago, IL 60605, on Monday, May 18, 2009, and at any and all adjournments or postponements of that meeting, as directed on the other side of this card and, in their discretion upon other matters that arise at the meeting. I revoke any proxy previously given for the same shares.
     The proxy is solicited on behalf of the Board of Directors of Schering-Plough. This proxy when properly executed will be voted in the manner directed on the reverse side of this card. If no instructions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.
     For participants in the Schering-Plough Employees’ Savings Plan and Schering-Plough Puerto Rico Employees’ Retirement Savings Plan: In accordance with the provisions of the plans, I direct the trustee of such plans to sign a proxy for me in substantially the form set forth on the reverse side of this card. Voting rights will be exercised by the trustee as directed. If the trustee does not receive voting instructions for shares credited to Company Stock Account(s) under the plans, it will vote those shares in the same proportion as shares held under each respective plan for which voting instructions were timely received.
(Continued and to be signed on the reverse side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
SCHERING-PLOUGH CORPORATION
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
2009 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
     The Annual Meeting of Shareholders of Schering-Plough Corporation will be held at the Field Museum, 1400 S. Lake Shore Drive, Chicago, IL 60605, on Monday, May 18, 2009 at 7:30 a.m.
     To be certain that your vote is counted, we urge you to complete and sign the proxy and voting instruction card above, detach it from this letter, and return it in the prepaid envelope enclosed in this package. Alternatively, you can vote by Internet or telephone by following the instructions on the opposite side of this card.
     Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please write to BNY Mellon at the address found in your proxy statement and an admission ticket will be sent to you. To be admitted, you must present both the admission ticket and a photo identification.
Susan Ellen Wolf
Corporate Secretary and
Vice President — Governance
April 24, 2009

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.